                                                                     Exhibit 2.5

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                DECEMBER 14, 2005

                                  BY AND AMONG

                           CORSOLUTIONS MEDICAL, INC.

                             MATRIA HEALTHCARE, INC.

                                       AND

                             CORAL ACQUISITION CORP.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS ...................................................     2
   Section 1.1  Definitions .............................................     2

ARTICLE II THE MERGER ...................................................     8
   Section 2.1  The Merger; Closing .....................................     9
   Section 2.2  Conversion of Shares ....................................     9
   Section 2.3  Surrender and Payment ...................................     9
   Section 2.4  Stakeholder Representative ..............................    12
   Section 2.5  Adjustments .............................................    14
   Section 2.6  Withholding Rights ......................................    14
   Section 2.7  Lost Certificates .......................................    14
   Section 2.8  Determination of Initial Merger Consideration ...........    14
   Section 2.9  Post-Closing Adjustment of Initial Merger
                Consideration ...........................................    15
   Section 2.10 Dissenting Shares .......................................    18
   Section 2.11 Company Options and Company Warrants ....................    19
   Section 2.12 Certificate of Incorporation; Bylaws ....................    19
   Section 2.13 Directors and Officers ..................................    19
   Section 2.14 Escrow Fund and Agent's Escrow Fund .....................    20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...............    20
   Section 3.1  Organization and Qualification; Charter Documents .......    20
   Section 3.2  Corporate Authorization; Enforceability; Board and
                Stockholder Action ......................................    21
   Section 3.3  Consents and Approvals; No Violations ...................    22
   Section 3.4  Capitalization ..........................................    22
   Section 3.5  Financial Information ...................................    24
   Section 3.6  Absence of Certain Changes ..............................    25
   Section 3.7  Undisclosed Liabilities .................................    25
   Section 3.8  Litigation ..............................................    25
   Section 3.9  Permits and Compliance with Laws ........................    26
   Section 3.10 Employee Benefit Plans ..................................    26
   Section 3.11 Taxes ...................................................    27
   Section 3.12 Contracts ...............................................    29
   Section 3.13 Intellectual Property ...................................    31
   Section 3.14 Real Property; Leases; Tangible Personal Property .......    31
   Section 3.15 Environmental Matters ...................................    32
   Section 3.16 Insurance ...............................................    32
   Section 3.17 Affiliate Transactions ..................................    33
   Section 3.18 Finders' or Advisors' Fees ..............................    33
   Section 3.19 Employee Matters ........................................    33
   Section 3.20 Customers ...............................................    34
   Section 3.21 Certain Payments ........................................    34

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
              SUBSIDIARY.................................................    34
   Section 4.1  Organization and Qualification; Charter Documents .......    34
   Section 4.2  Corporate Authorization; Enforceability; Board Action ...    35
   Section 4.3  Consents and Approvals; No Violations ...................
   Section 4.4  Litigation; Compliance with Law .........................    36
   Section 4.5  No Parent Vote Required .................................    37
   Section 4.6  Parent Ownership of Company Securities ..................    37
   Section 4.7  Ownership and Operations of Merger Subsidiary ...........    37
   Section 4.8  Financing ...............................................    37
   Section 4.9  Finders' or Advisors' Fees ..............................    37

ARTICLE V COVENANTS                                                          38
   Section 5.1  Conduct of the Company's Business Pending the Merger ....    38
   Section 5.2  Information Statement; Requisite Stockholder Approvals ..    40
   Section 5.3  Access to Information; Confidentiality ..................    40
   Section 5.4  No Solicitation .........................................    41
   Section 5.5  Regulatory Filings; Reasonable Best Efforts .............    41
   Section 5.6  Employee Benefits .......................................    43
   Section 5.7  Public Announcements ....................................    45
   Section 5.8  Further Assurances ......................................    45
   Section 5.9  Updates to Disclosure Letters ...........................    45
   Section 5.10 Indemnification; D&O Insurance ..........................    45
   Section 5.11 Undertakings of Parent ..................................    48
   Section 5.12 Tax Matters .............................................    48
   Section 5.13 Parent Financing ........................................    51

ARTICLE VI CONDITIONS TO THE MERGER .....................................    52
   Section 6.1  Conditions to Each Party's Obligation to Effect the
                Merger ..................................................    52
   Section 6.2  Conditions to Obligations of Parent and Merger
                Subsidiary ..............................................    52
   Section 6.3  Conditions to Obligation of the Company .................    53
   Section 6.4  Frustration of Closing Conditions .......................    54

ARTICLE VII CLAIMS ON ESCROW FUND .......................................    54
   Section 7.1  Claims Against Escrow Fund ..............................    54
   Section 7.2  Notice of Loss; Claims Process ..........................    55
   Section 7.3  Limitations on Claims ...................................    58
   Section 7.4  Disputes ................................................    61
   Section 7.5  BIPA Claim ..............................................    62
   Section 7.6  Release of Escrow Funds .................................    64

ARTICLE VIII TERMINATION AND EXPENSES ...................................    65
   Section 8.1  Termination .............................................    65
   Section 8.2  Effect of Termination ...................................    65
   Section 8.3  Fees and Expenses .......................................    66

ARTICLE IX MISCELLANEOUS ................................................    66
   Section 9.1  Independent Investigation ...............................    66
   Section 9.2  Non-survival of Parent Representations and Warranties ...    67
   Section 9.3  Amendments; No Waivers ..................................    67
   Section 9.4  Notices .................................................    68
   Section 9.5  Successors and Assigns ..................................    68
   Section 9.6  Governing Law ...........................................    68
   Section 9.7  Consent to Jurisdiction .................................    69
   Section 9.8  Counterparts; Effectiveness .............................    69
   Section 9.9  Entire Agreement ........................................    69
   Section 9.10 Third Party Beneficiaries ...............................    69
   Section 9.11 Severability ............................................    70
   Section 9.12 Specific Performance ....................................    70
   Section 9.13 No Setoff ...............................................    70
   Section 9.14 Construction ............................................    70

EXHIBITS

A- Escrow Agreement

B- Knowledge of Parent - list of executive officers

C- Knowledge of the Company - list of executive officers

D- Working Capital and Target Working Capital

E- Opinion of Counsel to the Company

                             INDEX OF DEFINED TERMS

AAA.......................................................................    52
Acquisition Proposal......................................................    41
Action....................................................................     2
Additional Merger Consideration...........................................     2
Additional Per Share Merger Consideration.................................     2
Affiliate.................................................................     2
Affiliated Group..........................................................     3
Agent's Escrow Account....................................................     3
Agent's Escrow Agreement..................................................     2
Agent's Escrow Amount.....................................................     3
Agent's Escrow Fund.......................................................     3
Aggregate Merger Consideration............................................     3
Agreement.................................................................     1
Ancillary Agreements......................................................     3
Antitrust Division........................................................    42
Applicable Rate...........................................................    17
Article II/Section 7.5 Items..............................................    59
Beneficially Own or Beneficially Owning...................................     3
BIPA Arbitrator...........................................................    64
BIPA Refund Amount........................................................    63
BIPA Review Period........................................................    63
BIPA Statement............................................................    63
BIPA Statement of Objections..............................................    63
Business Day..............................................................     3
Cash Deficiency...........................................................    17
Certificate of Merger.....................................................     8
Certificates..............................................................    11
Claim Notice..............................................................    55
Claims....................................................................    55
Closing...................................................................     9
Closing Date..............................................................     9
Closing Date Balance Sheet................................................    15
CMS.......................................................................    62
Code......................................................................     3
Common Stock..............................................................     3
Company...................................................................     1
Company Disclosure Letter.................................................    20
Company Employee Plans....................................................    27
Company Employees.........................................................    44
Company Insurance Coverage................................................    33
Company Intellectual Property.............................................    31
Company Option Plans......................................................     3
Company Options...........................................................     3

Company Organizational Documents..........................................    21
Company Permit............................................................     3
Company Stockholder.......................................................     4
Company Subsidiary Organizational Documents...............................    21
Company Transaction Expenses..............................................     4
Company Warrants..........................................................     4
Company's Statement.......................................................    15
Confidentiality Agreement.................................................    41
Contract..................................................................     4
Customers.................................................................    34
D&O Policies..............................................................    48
Damages...................................................................    55
Demonstration Agreement...................................................    62
Determination.............................................................    15
DGCL......................................................................     1
Direct Claim..............................................................    55
Dissenting Shares.........................................................    18
Dissenting Stockholder....................................................    18
Effective Time............................................................     8
End Date..................................................................    65
Environmental Laws........................................................    32
ERISA.....................................................................    26
ERISA Affiliate...........................................................    26
Escrow Account............................................................     4
Escrow Agent..............................................................     1
Escrow Agreement..........................................................     1
Escrow Amount.............................................................     4
Escrow Fund...............................................................     4
Escrow Fund Dispute.......................................................    61
Excess Cash Amount........................................................    17
Excess Indebtedness.......................................................    18
Excess Working Capital Amount.............................................    17
Exchange Fund.............................................................    10
Extended Claim............................................................    47
Final BIPA Refund Amount..................................................    63
Final Closing Date Balance Sheet..........................................    16
Final Working Capital Amount..............................................    16
Financial Statements......................................................    25
Financing Agreements......................................................    38
Financing Deadline........................................................    37
FTC.......................................................................    42
Funding Obligations.......................................................    37
Funds.....................................................................    37
GAAP......................................................................     4
Governmental Authority....................................................     4
HIPAA.....................................................................    26

HSR Act...................................................................    23
Indebtedness..............................................................     4
Indebtedness Deficiency...................................................    18
Indemnified Parties.......................................................    46
Information Statement.....................................................    40
Initial Merger Consideration..............................................     4
Initial Per Share Merger Consideration....................................     5
Intellectual Property.....................................................    31
Interim Distribution Date.................................................    64
Interim Financial Statements..............................................    25
IRS.......................................................................     5
JPMorgan..................................................................    33
knowledge of Parent.......................................................     5
knowledge of the Company..................................................     5
Law.......................................................................     5
Leases....................................................................     5
Liability Basket..........................................................    58
Lien......................................................................     5
Litigation................................................................    26
Material Adverse Effect...................................................     5
Material Contracts........................................................    29
Maximum Premium...........................................................    48
Measurement Period........................................................    63
Merger....................................................................     1
Merger Subsidiary.........................................................     1
Option Certificate........................................................    11
Outstanding Claim.........................................................    64
Parent....................................................................     1
Parent Disclosure Letter..................................................    34
Parent Permit.............................................................     6
Paying Agent..............................................................    10
Permit....................................................................     6
Person....................................................................     6
Post-Closing Tax Period...................................................     6
Pre-Closing Tax Period....................................................     6
Preferred Stock...........................................................     6
Preliminary BIPA Refund Amount............................................    63
Preliminary Working Capital Amount........................................    15
Reference Balance Sheet...................................................     6
Release Date..............................................................    64
Representative............................................................     6
Requisite Stockholder Approvals...........................................     6
Restraints................................................................    52
Review Period.............................................................    15
Rules.....................................................................    62
September 30 Balance Sheet................................................    25

Series A Preferred Stock..................................................     6
Series B Preferred Stock..................................................     7
Series C Preferred Stock..................................................     7
Series D Preferred Stock..................................................     7
Series E Preferred Stock..................................................     7
Series F Preferred Stock..................................................     7
Series G Preferred Stock..................................................     7
Series H Preferred Stock..................................................     7
Settlement Accountant.....................................................    16
Severance Agreements......................................................    44
Share Certificates........................................................    10
Shares....................................................................     7
Significant Stakeholder...................................................     7
Specified Claim...........................................................    57
Specified Claim Notice....................................................    57
Stakeholder Representative................................................    12
Stakeholders..............................................................     7
Statement of Objections...................................................    16
Straddle Period...........................................................     7
Subsidiary................................................................     7
Surviving Corporation.....................................................     8
Target Working Capital Amount.............................................    15
Tax Arbitrator............................................................    51
Tax Benefit...............................................................    59
Tax Claim.................................................................     8
Tax Dispute Notice........................................................    51
Tax Return................................................................     8
Taxes.....................................................................     8
Taxing Authority..........................................................     8
Third Party Claim.........................................................    55
Title IV Plan.............................................................    27
Warrant Certificate.......................................................    11
Warrant Shares............................................................    19
Working Capital...........................................................    15
Working Capital Deficiency................................................    17

                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 14, 2005, is entered into by and among CORSOLUTIONS MEDICAL, INC., a Delaware corporation (the "Company"), MATRIA HEALTHCARE, INC., a Delaware corporation ("Parent"), and CORAL ACQUISITION CORP., a newly-formed Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Subsidiary").

                                   WITNESSETH:

          WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary deem it advisable and in the best interests of their respective shareholders that the parties consummate the transactions contemplated herein, upon the terms and subject to the conditions provided for herein;

          WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company, Parent (on its own behalf and as the sole shareholder of Merger Subsidiary), and Merger Subsidiary have approved and adopted this Agreement and resolved that the transactions contemplated hereby are advisable and in the best interests of their respective shareholders, including the consummation of the merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL");

          WHEREAS, the Board of Directors of the Company has resolved to recommend to its shareholders approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, this Agreement is being adopted by the stockholders of the Company in accordance with Section 251 and Section 228 of the DGCL and each of the other Requisite Stockholder Approvals (as defined herein) is being obtained as of the date of this Agreement;

          WHEREAS, prior to the Effective Time (as defined herein), Parent, the Stakeholder Representative (as defined herein) and a bank or trust company reasonably acceptable to Parent and the Company to be agreed upon prior to the Effective Time (as defined herein) (the "Escrow Agent") shall execute and deliver an Escrow Agreement, substantially in the form attached hereto as Exhibit A with such changes and additions to the terms and conditions thereof as the Escrow Agent, Parent or the Stakeholder Representative may reasonably request (the "Escrow Agreement"), and the Stakeholder Representative and the Escrow Agent shall execute and deliver an Agent's Escrow Agreement on terms and conditions to be mutually agreed upon by the Stakeholder Representative and the Escrow Agent (the "Agent's Escrow Agreement"); and

          WHEREAS, the Stakeholder Representative has agreed to act as representative for the Stakeholders (as defined herein) for all purposes under this Agreement, the Escrow Agreement and the Agent's Escrow Agreement.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Action" means any litigation, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

          "Additional Merger Consideration" means, together, the amounts, if any
(i) contained in the Escrow Fund payable to Stakeholders in accordance with the terms of the Escrow Agreement and (ii) contained in the Agent's Escrow Fund payable to Stakeholders in accordance with the terms of the Agent's Escrow Agreement.

          "Additional Per Share Merger Consideration" means the quotient obtained by dividing (i) the Additional Merger Consideration by (ii) the total number of shares of Common Stock outstanding immediately prior to the Effective Time, including, for purposes of this calculation, all Dissenting Shares, plus
(A) all shares of Common Stock for which Company Options and Company Warrants outstanding immediately prior to the Effective Time are exercisable (whether or not then vested), and (B) all shares of Common Stock into which shares of Preferred Stock outstanding immediately prior to the Effective Time are convertible.

          "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, or as trustee or executor, by contract or otherwise.

          "Affiliated Group" means any consolidated, affiliated, combined or unitary group of corporations for federal, state, local or foreign Tax purposes with respect to which the Company or any Subsidiary of the Company is or has been a member.

          "Agent's Escrow Account" means the account established, designated and maintained by the Escrow Agent pursuant to the terms of the Agent's Escrow Agreement.

          "Agent's Escrow Amount" means the portion of the Initial Merger Consideration directed by the Company to be deposited in the Agent's Escrow Account at the Closing.

          "Agent's Escrow Fund" means the amount contained from time to time in the Agent's Escrow Account.

          "Aggregate Merger Consideration" means together, the Initial Merger Consideration and, if any, the Additional Merger Consideration.

          "Ancillary Agreements" means the Escrow Agreement and the Agent's Escrow Agreement.

          "Beneficially Own" or "Beneficially Owning" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in Chicago, Illinois or the location of the Escrow Agent.

          "Code" means the Internal Revenue Code of 1986.

          "Common Stock" means the common stock, par value $.01 per share, of the Company.

          "Company Option Plans" means, collectively, the Company 1991 Stock Option Plan and the Company 2002 Stock Option Plan, in each case as amended through the date of this Agreement.

          "Company Options" means options to purchase Common Stock granted under the Company Option Plans or otherwise.

                  "Company Permit" means all licenses, registrations, franchises, permits, certificates and approvals granted by or obtained from any Governmental Authority and required for the conduct of the business of the Company or its Subsidiaries.

          "Company Stockholder" means a holder of Shares.

          "Company Transaction Expenses" means all out-of-pocket costs, fees and expenses payable by the Company or any Subsidiary to (i) JPMorgan Securities, Inc. and (ii) outside counsel, accountants and other advisors retained by the Company in connection with this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

          "Company Warrants" means warrants to purchase Common Stock or any other rights to purchase any Shares or other securities of the Company, other than Company Options (as defined herein).

          "Contract" means any written agreement or contract, including any amendment, extension, renewal, guarantee or other supplement with respect thereto.

          "Escrow Account" means the account established, designated and maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement.

          "Escrow Amount" means $20,300,000.

          "Escrow Fund" means the amount contained from time to time in the Escrow Account.

          "GAAP" means United States generally accepted accounting principles consistently applied.

          "Governmental Authority" means any federal, state, local or foreign, governmental or regulatory authority, agency, department, commission or administration or any court, tribunal or judicial or arbitrary body.

          "Indebtedness" means, with respect to the Company or any Subsidiary of the Company, whether or not contingent, (i) indebtedness for borrowed money,
(ii) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations (other than trade payables incurred in the ordinary course of business), (iii) obligations under derivative financial instruments, including interest rate swaps and (iv) accrued interest, if any, on and all other amounts owed in respect of any of the foregoing.

          "Initial Merger Consideration" means Four Hundred Forty Five Million Dollars ($445,000,000) (i) plus the amount of cash and cash equivalents of the Company and the Subsidiaries as of the Closing Date estimated by the Company on the Company's Statement as provided in Section 2.8, (ii) minus the amount of Indebtedness as of the Closing Date estimated by the Company on the Company's Statement as provided in Section 2.8, (iii) minus the amount of Company Transaction Expenses as set forth in the notice of the Company delivered pursuant to Section 8.3(b) to the extent the same remain unpaid immediately prior to the Effective Time, (iv) minus the Escrow Amount and the Agent's Escrow Amount, (v) minus any amounts described in paragraphs 4 and 5 of Section 3.7 of the Company Disclosure Letter required to be paid to the persons set forth in paragraphs 4 and 5 of Section 3.7 of the Company Disclosure Letter and (vi) minus any amounts which the Company has agreed to pay to employees in lieu of options granted or promised to employees prior to the Closing Date as described in Section 3.4(d)(i) of the Company Disclosure Letter.

          "Initial Per Share Merger Consideration" means the quotient obtained by dividing (i) the sum of (A) the Initial Merger Consideration and (B) the aggregate amount of the exercise prices with respect to all Company Options and Company Warrants outstanding immediately prior to the Effective Time by (ii) the total number of shares of Common Stock outstanding immediately prior to the Effective Time, including, for purposes of this calculation, all Dissenting Shares, plus (A) all shares of Common Stock for which Company Options and Company Warrants outstanding immediately prior to the Effective Time are exercisable (whether or not then vested) and (B) all shares of Common Stock into which shares of Preferred Stock outstanding immediately prior to the Effective Time are convertible.

          "IRS" means the Internal Revenue Service of the United States.

          "knowledge of Parent" means the actual knowledge of the executive officers of Parent set forth in Exhibit B.

          "knowledge of the Company" means the actual knowledge of the executive officers of the Company set forth in Exhibit C.

          "Law" shall mean any law, ordinance, writ, statute, treaty, rule or regulation.

          "Leases" means all leases, subleases or licenses, including all amendments with respect thereto, pursuant to which the Company or any of its Subsidiaries use any material leased real property.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          "Material Adverse Effect" on a Person means a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, other than any effect relating to (i) the economy in general in the United States or any state or locality in which such Person or any of its Subsidiaries conducts business, (ii) United States or global financial or securities markets or conditions or any act of terrorism, similar calamity or war, (iii) the health services industry generally, (iv) changes in applicable Law or regulations or in GAAP or regulatory accounting principles, (v) the execution and delivery of this Agreement or announcement of the transactions contemplated hereby or the identity, business or operations of Parent or its Subsidiaries or any facts or circumstances relating to Parent or its Subsidiaries, including in each case the loss of customers, suppliers or vendors, or (vi) any action taken by the Company or its Subsidiaries with Parent's consent or from compliance by the Company with the terms of, or the taking of any action contemplated or permitted by, this Agreement.

          "Parent Permit" means a Permit required for the business operated by Parent or its Subsidiaries.

          "Permit" means any license, permit, franchise, certificate of authority or order of any Governmental Authority.

          "Person" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association and any other entity or "group" (as such term is defined in Rule 13d-5(b)(1) of the Exchange Act).

          "Post-Closing Tax Period" means any taxable period beginning after the Closing Date.

          "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date.

          "Preferred Stock" means, collectively, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock.

          "Reference Balance Sheet" means the consolidated balance sheet of the Company and the Subsidiaries, dated as of December 31, 2004, a copy of which is set forth in Section 3.5(a) of the Company Disclosure Letter.

          "Requisite Stockholder Approvals" means (i) the affirmative votes of
(A) the holders of at least a majority of the outstanding Common Stock and the outstanding Preferred Stock, voting together on an as-converted basis and (B) the holders of at least fifty percent (50%) of the outstanding Preferred Stock, voting together on an as-converted basis, in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby; and (ii) the acknowledgments of the holders of at least fifty percent (50%) of the outstanding shares of each series of Preferred Stock that no election has been made by such holders that would cause the Merger to be deemed a liquidation pursuant to Section 2.1 of the Certificate of Designations for such series.

          "Representative" means, with respect to any Person, its officers, directors, employees, financial advisors, attorneys, accountants, actuaries, consultants and other agents, advisors and representatives.

          "Series A Preferred Stock" means the Series A Convertible Preferred Stock, $.01 par value per share, of the Company.

          "Series B Preferred Stock" means the Series B Convertible Preferred Stock, $.01 par value per share, of the Company.

          "Series C Preferred Stock" means the Series C Convertible Preferred Stock, $.01 par value per share, of the Company.

          "Series D Preferred Stock" means the Series D Convertible Preferred Stock, $.01 par value per share, of the Company.

          "Series E Preferred Stock" means the Series E Convertible Preferred Stock, $.01 par value per share, of the Company.

          "Series F Preferred Stock" means the Series F Convertible Preferred Stock, $.01 par value per share, of the Company.

          "Series G Preferred Stock" means the Series G Convertible Preferred Stock, $.01 par value per share, of the Company.

          "Series H Preferred Stock" means the Series H Convertible Preferred Stock, $.01 par value per share, of the Company.

          "Shares" means shares of Common Stock and Preferred Stock.

          "Significant Stakeholder" means any Stakeholder that owns at least five percent (5%) of the voting power with respect to the Company, including for purposes of this calculation, (i) all shares of Common Stock for which Company Options and Company Warrants are exercisable and (ii) all shares of Common Stock into which shares of Preferred Stock are convertible.

          "Stakeholders" means, collectively, the holders of Common Stock, the holders of Preferred Stock, the holders of Company Options and the holders of Company Warrants, in each case that are entitled to receive any portion of Aggregate Merger Consideration pursuant to Section 2.2 and 2.11.

          "Straddle Period" means any taxable period beginning on or prior to and ending after the date of the Closing.

          "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company or other Person of which (or in which), directly or indirectly, more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or (ii) the interest in the capital or profits of such partnership, joint venture, limited liability company or other Person, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "Tax Claim" shall mean a notice of Tax deficiency, proposed Tax adjustment, Tax assessment, Tax audit, Tax examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes.

          "Tax Return" means any return, report or similar statement supplied to or required to be supplied to any taxing authority, including, any information return, claim for refund, amended return or declaration of estimated Tax.

          "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes, fees, duties, customs, tariffs or assessments with respect to income, franchises, premiums or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation or unemployment compensation, and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added.

          "Taxing Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration or collection of any Taxes.

                                   ARTICLE II

                                   THE MERGER

          Section 2.1 The Merger; Closing.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as reasonably practicable on the Closing Date, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the "Effective Time").

          (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the requirements of the DGCL, whereupon the separate existence of Merger Subsidiary shall cease. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

          (c) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          (d) The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 10:00 a.m. local time, as soon as reasonably practicable, but in any event within two (2) Business Days after the satisfaction or, to the extent permitted hereby, waiver of all of the conditions to the Merger, other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions, unless this Agreement has been heretofore terminated pursuant to its terms or another time or date as is agreed to in writing by the parties hereto, provided that, notwithstanding any other provision of this

Section 2.1(d), the Closing shall not be required to occur prior to January 4, 2006 (the actual time and date of the Closing being referred to herein as the "Closing Date").

          Section 2.2 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or the holders of any of the following securities:

          (a) subject to the provisions of Section 2.3, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.2(c) and any Dissenting Shares (as defined herein)) shall be canceled and shall be converted automatically into the right to receive (i) the Initial Per Share Merger Consideration and (ii) the Additional Per Share Consideration, if any;

          (b) subject to the provisions of Section 2.3, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Preferred Stock to be canceled pursuant to Section 2.2(c) and any Dissenting Shares (as defined herein)) shall be canceled and shall be converted automatically into the right to receive (i) the Initial Per Share Merger Consideration and (ii) the Additional Per Share Consideration, if any, in each case multiplied by the number of shares of Common Stock into which such share of Preferred Stock is convertible;

          (c) each Share held in the treasury of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (d) each share of common stock, par value $.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          Section 2.3 Surrender and Payment.

          (a) Not less than ten (10) Business Days prior to the Effective Time, Parent shall appoint a paying agent reasonably satisfactory to the Company (the "Paying Agent") and enter into a paying agent agreement with such Paying Agent for the purpose of exchanging Share Certificates for the Initial Merger Consideration in accordance with this Article II. On the same Business Day as, and prior to, the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the Stakeholders, by wire transfer of immediately available funds, cash in an amount sufficient to pay the Initial Merger Consideration (such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any purpose other than the Payment of the Initial Merger Consideration and shall not be subject to any claim of Parent under Section 2.9 or Article VII. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of

America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. Any losses resulting from the investment of the Exchange Fund shall not in any way diminish Parent's and Merger Subsidiary's obligations to pay the full amount of the Initial Merger Consideration.

          (b) Share Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares: (i) a letter of transmittal in a form reasonably acceptable to Parent and the Company and to be agreed upon prior to the Effective Time, which specifies that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Share Certificates") shall pass, only upon proper delivery of the Share Certificates to the Paying Agent; and (ii) instructions for use in effecting the surrender of the Share Certificates in exchange for the Initial Merger Consideration to which such holder is entitled pursuant to Section 2.2(a) or 2.2(b), as applicable. Upon surrender to the Paying Agent of a Share Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, Parent shall cause the Paying Agent to pay to the holder of such Share Certificate, in exchange therefore, the amount of cash in immediately available funds which such holder has the right to receive in respect of the Shares formerly represented by such Share Certificate pursuant to Section 2.2(a) or 2.2(b), as applicable, and the Share Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the relevant portion of the Initial Merger Consideration may be made to a Person other than the Person in whose name the Share Certificate so surrendered is registered if the Share Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the relevant portion of the Initial Merger Consideration to a Person other than the registered holder of such Share Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Share Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (or at such other applicable time) such portion of the Initial Merger Consideration and any Additional Merger Consideration to which the holder of such Share Certificate is entitled pursuant and subject to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Share Certificates pursuant to the provisions of this Article II.

          (c) Company Option Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of Company Options: (i) a letter of transmittal in a form reasonably acceptable to Parent and the Company and to be agreed upon prior to the Effective Time; and (ii) instructions for use in effecting the surrender of such Company Options in exchange for the Initial Merger Consideration to which such holder is entitled pursuant to Section 2.11(a). Upon surrender to the Company of a copy of the agreement and/or instrument evidencing a Company Option (an "Option Certificate"), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, Parent shall cause the Paying Agent to pay to the holder of such Company Option, in exchange therefor, subject to Section 2.6, the amount of cash in immediately available funds which such holder has the right to receive pursuant to Section 2.11(a). No interest shall be paid or will accrue on any cash payable to holders of Company Options pursuant to the provisions of this
Article II.

          (d) Company Warrant Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of Company Warrants: (i) a letter of transmittal in a form reasonably acceptable to Parent and the Company and to be agreed upon prior to the Effective Time; and (ii) instructions for use in effecting the surrender of such Company Warrants in exchange for the Initial Merger Consideration to which such holder is entitled pursuant to Section 2.11(b). Upon surrender to the Paying Agent of a copy of the agreement and/or instrument evidencing a Company Warrant (a "Warrant Certificate" and, together with the Share Certificates and the Company Option Certificates, the "Certificates"), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, Parent shall cause the Paying Agent to pay to the holder of such Company Warrant, in exchange therefor, subject to Section 2.6, the amount of cash in immediately available funds which such holder has the right to receive pursuant to Section 2.11(b). No interest shall be paid or will accrue on any cash payable to holders of Company Warrants pursuant to the provisions of this Article II.

          (e) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights with respect to the Shares, Options or Warrants represented by such Certificates, except the right to receive the Aggregate Merger Consideration to which such holder is entitled or as provided by Law.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Shares, Options or Warrants one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares Options or Warrants who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim with respect to the Initial Merger Consideration, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of Shares, Options or Warrants as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

          Section 2.4 Stakeholder Representative.

          (a) Coral SR LLC is hereby constituted to act as the representative, agent and attorney-in-fact for the Stakeholders and their successors and assigns, effective immediately prior to the Effective Time, for all purposes under this Agreement, the Escrow Agreement and the Agent's Escrow Agreement (the "Stakeholder Representative"), and the Stakeholder Representative, by its signature below, agrees to serve in such capacity.

          (b) The Company authorizes Parent and Merger Subsidiary to rely on the Stakeholder Representative having the power and authority, effective immediately prior to the Effective Time, in its capacity as Stakeholder Representative, the Stakeholder Representative shall have the power and authority to take such actions on behalf of each Stakeholder as the Stakeholder Representative, in its sole judgment, may deem to be in the best interests of the Stakeholders or otherwise appropriate on all matters related to or arising from this Agreement, the Escrow Agreement and the Agent's Escrow Agreement. Such powers shall include, without limitation:

               (i) executing and delivering the Escrow Agreement, the Agent's Escrow Agreement and any and all supplements, amendments, waivers or modifications thereto and all certificates, consents and other documents contemplated by this Agreement, the Escrow Agreement or the Agent's Escrow Agreement or as may be necessary or appropriate to effect the Merger and other transactions contemplated hereby;

               (ii) giving and receiving notices and other communications relating to this Agreement, the Escrow Agreement and the Agent's Escrow Agreement;

               (iii) taking or refraining from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement, the Escrow Agreement and the Agent's Escrow Agreement and the performance or enforcement of the obligations, duties and rights pursuant to this Agreement, the Escrow Agreement and the Agent's Escrow Agreement;

               (iv) authorizing or disputing the release to Parent of all or some of the amount contained in the Escrow Fund in connection with any claim by Parent pursuant to Article VII or Section 5.12 hereof;

               (v) taking all actions necessary or appropriate in connection with any Third Party Claims (as defined herein) pursuant to Article VII;

               (vi) taking all actions necessary or appropriate in connection with any disputes regarding the adjustment of the Initial Merger Consideration pursuant to Section 2.9;

               (vii) engaging attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate, in the sole discretion of the Stakeholder Representative in the performance of its duties under this Agreement, the Escrow Agreement and the Agent's Escrow Agreement, and authorizing and directing the disbursement of funds from the Agent's Escrow Agreement to pay the fees and expenses of such persons and the compensation, fees and expenses of the Stakeholder Representative set forth in the Agent's Escrow Agreement; and

               (viii) taking all actions necessary or appropriate in the judgment of the Stakeholder Representative for the accomplishment of the foregoing.

          (c) The power of attorney appointing the Stakeholder Representative as attorney-in-fact is coupled with an interest and the death or incapacity of any Stakeholder shall not terminate or diminish the authority and agency of the Stakeholder Representative.

          (d) Should the Stakeholder Representative resign or be unable to serve, a replacement Stakeholder Representative shall be appointed upon prior written notice to Parent and each Stakeholder. The decisions and actions of any such replacement Stakeholder Representative shall be, for all purposes, those of the Stakeholder Representative as if originally named herein. The Stakeholder Representative shall not be liable for any act done or omitted as Stakeholder Representative, except to the extent that the Stakeholder Representative was grossly negligent or engaged in willful misconduct. All fees and expenses, including for attorneys, accountants, financial and other advisors, paying agents and other persons and insurance, in each case necessary or appropriate and engaged by the Stakeholder Representative in the performance of its duties under this Agreement, the Escrow Agreement and the Agent's Escrow Agreement shall be paid from the Agent's Escrow Fund. The Stakeholder Representative shall be compensated by the Stakeholders for acting in its capacity as Stakeholder Representative on the terms and conditions set forth in the Agent's Escrow Agreement.

          (e) The Stakeholders shall, severally but not jointly, indemnify, defend and hold harmless the Stakeholder Representative and his heirs, representatives, successors and assigns, from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys' fees and court costs) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stakeholder Representative pursuant to the terms of this Agreement or the Ancillary Agreements, except to the extent it is demonstrated that the Stakeholder Representative was grossly negligent or engaged in willful misconduct. In addition, each Stakeholder forever voluntarily releases and discharges the Stakeholder Representative, his or her heirs, representatives, successors and assigns, from any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys' fees and court costs), whether known or unknown, anticipated or unanticipated, arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stakeholder

Representative pursuant to the terms of this Agreement or the Ancillary Agreements, except to the extent it can be demonstrated that the Stakeholder Representative was grossly negligent or engaged in willful misconduct. Expenses (including attorneys' fees and court costs) incurred by the Stakeholder Representative in defending any claim, demand, suit, action or cause of action may be paid out of the Agent's Escrow Fund in advance of the final disposition of such claim, demand, suit, action or cause of action upon receipt of an undertaking by the Stakeholder Representative to repay such amount if it shall ultimately be determined that the Stakeholder Representative is not entitled to be indemnified by the Stakeholders pursuant to this Section 2.4(e).

          Section 2.5 Adjustments. If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Common Stock or Preferred Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any similar transaction, or any stock dividend thereon with a record date during such period, the Aggregate Merger Consideration shall be appropriately adjusted to provide the holders of shares of Common Stock, Preferred Stock, Options and Warrants the same economic effect as contemplated by this Agreement prior to such event.

          Section 2.6 Withholding Rights. Each of the Company, the Surviving Corporation, Parent and Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law, including any withholding from any payment that is treated as wages or compensation for the performance of services. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

          Section 2.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as Parent may direct, and the delivery of an agreement of indemnification in form reasonably satisfactory to Parent, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Aggregate Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article II.

          Section 2.8 Determination of Initial Merger Consideration. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent an estimated unaudited balance sheet of the Company as of the Closing Date, together with a statement (the "Company's Statement") of the Company's estimation of each of the following items of the Company and its Subsidiaries as of the Closing Date for purposes of calculating the Initial Merger Consideration: (i) cash and cash equivalents and (ii) the amount of Indebtedness.

          Section 2.9 Post-Closing Adjustment of Initial Merger Consideration. The Initial Merger Consideration shall be adjusted following the Closing as provided in this Section 2.9:

          (a) Within forty-five (45) days after the Closing Date, the Surviving Corporation, under the supervision of Parent, shall prepare, in accordance with GAAP applied on a basis consistent with the Statement of Adjustment Methods (as defined below) and otherwise on a basis consistent with the Reference Balance Sheet and the audited consolidated statements of income, stockholders' equity and cash flows for the fiscal year ended December 31, 2004, and deliver to the Stakeholder Representative (i) a balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet") and (ii) a written determination (the "Determination") of the amount of Working Capital as of the Closing Date (the "Preliminary Working Capital Amount"), including the basis for such Closing Date Balance Sheet and Determination set forth in reasonable detail and all supporting calculations. For the purposes of this Agreement, the term "Working Capital" means the amount of working capital of the Company and its Subsidiaries on a consolidated basis, calculated in accordance with the definitions, procedures, methodologies, judgments, assumptions and estimates set forth on Exhibit D. The term "Target Working Capital Amount" means $8,281,000, such amount having been calculated using the definitions and procedures set forth in calculations on Exhibit D.

          (b) Upon receipt of the Closing Date Balance Sheet and the Determination, the Stakeholder Representative shall have forty-five (45) days (the "Review Period") to review such Closing Date Balance Sheet and Determination and related computations of the Preliminary Working Capital Amount. In connection with the review of the Closing Date Balance Sheet and the Determination, Parent shall give, and shall cause the Surviving Corporation and its and the Surviving Corporation's Affiliates and Representatives to give, to the Stakeholder Representative and its Representatives full access to the books, records and other materials of the Company and its Subsidiaries and the personnel of, and work papers prepared by or for, Parent, the Company or its Subsidiaries or their respective accountants and Representatives, including, without limitation, to such historical financial information relating to the Company and its Subsidiaries as the Stakeholder Representative or its Representatives may request, in each case, in order to permit the timely and complete review of the Closing Date Balance Sheet and the Determination in accordance with this Section 2.9(b). If the Stakeholder Representative has accepted such Closing Date Balance Sheet and Determination in writing or has not given written notice to Parent setting forth any objection of the Stakeholder Representative to such Closing Date Balance Sheet and Determination (a "Statement of Objections") prior to the expiration of the Review Period, then such Determination shall be final and binding upon the parties, and (i) the Preliminary Working Capital Amount shall be deemed the Working Capital amount of the Company as of the Closing Date (the "Final Working Capital Amount") and (ii) the Closing Date Balance Sheet shall be deemed the final Closing Date Balance Sheet of the Company (the "Final Closing Date Balance Sheet"). In the event that the Stakeholder Representative delivers a Statement of Objections during the Review Period, Parent and the Stakeholder Representative shall use their reasonable efforts to agree on the amount of Working Capital of the Company as of the Closing Date and appropriate adjustments to the Closing Date Balance Sheet within thirty (30) days following the receipt by Parent of the Statement of Objections. If the parties are unable to reach an agreement as to such amounts and adjustments within such thirty (30) day period, then the matter shall be submitted as promptly as practicable to Ernst & Young LLP, or if Ernst & Young LLP is unwilling or unable to serve in such capacity, to PricewaterhouseCoopers, or if PricewaterhouseCoopers is unwilling or unable to serve in such capacity, to such other independent accounting firm agreed to by the parties (such accountant, the "Settlement Accountant"), who shall resolve the matters still in dispute and adjust the Determination to reflect such resolution and establish the Final Working Capital Amount and the Final Closing Date Balance Sheet; provided, however, that the Settlement Accountant may not determine (i) an amount of Working Capital in excess of that claimed by the Stakeholder Representative or less than that claimed by Parent; (ii) an amount of cash or cash equivalents on the Final Closing Date Balance Sheet in excess of that claimed by the Stakeholder Representative or less than that claimed by Parent; or (iii) an amount of Indebtedness on the Final Closing Date Balance Sheet in excess of that claimed by Parent or less than that claimed by the Stakeholder Representative. The Settlement Accountant shall make such determination within forty-five (45) days following the submission of the matter to the Settlement Accountant for resolution, and such determination shall be final and binding upon Parent, Merger Subsidiary and the Stakeholder Representative and may be entered and enforced in any court having jurisdiction. Each of Parent, Merger Subsidiary, the Company, the Surviving Corporation and the Stakeholder Representative agrees that it will not have any right to, and will not, institute any Action of any kind challenging such determination or with respect to the matters that are the subject of this Section 2.9, except that the foregoing shall not preclude an Action to enforce such determination.

          (c) In the event any dispute is submitted to the Settlement Accountant for resolution as provided in Section 2.9(b) of this Agreement, the fees, charges and expenses of the Settlement Accountant shall be paid one-half by Parent and one-half by the Stakeholders. All fees and disbursements allocated to the Stakeholders pursuant to this Section 2.9(c) shall be paid out of the Agent's Escrow Fund in accordance with the terms of the Escrow Agreement.

          (d) In the event that the Final Working Capital Amount is greater than the Target Working Capital Amount (such excess, the "Excess Working Capital Amount"), the Initial Merger Consideration shall be increased by, and Parent shall deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Working Capital Amount and the Final Closing Date Balance Sheet, into the Agent's Escrow Account (and such payment shall be deemed part of the Agent's Escrow Fund) by wire transfer of immediately available funds, an amount equal to such Excess Working Capital Amount, together with interest thereon for the period from (and including) the Closing Date to (but excluding) the date of payment, at the prime rate as quoted in the Money Rates section of The Wall Street Journal on the Closing Date (the "Applicable Rate").

          (e) In the event that the Final Working Capital Amount is less than the Target Working Capital Amount (such deficiency, the "Working Capital Deficiency"), the Initial Merger Consideration shall be reduced by, and Parent shall be entitled to payment from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement, by wire transfer of immediately available funds, of an amount equal to such Working Capital Deficiency, together with interest thereon for the period from (and including) the Closing Date to (but excluding) the date of payment, at the Applicable Rate.

          (f) In the event that the amount of cash and cash equivalents of the Company and its Subsidiaries as of the Closing Date set forth on the Final Closing Date Balance Sheet is greater than the amount of cash and cash equivalents of the Company and its Subsidiaries as of the Closing Date set forth on the Company's Statement delivered pursuant to Section 2.8 (such excess, the "Excess Cash Amount"), the Initial Merger Consideration shall be increased by, and Parent shall deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Working Capital Amount and the Final Closing Date Balance Sheet, into the Agent's Escrow Account (and such payment shall be deemed part of the Agent's Escrow Fund) by wire transfer of immediately available funds, an amount equal to such Excess Cash Amount, together with interest thereon for the period from (and including) the Closing Date to (but excluding) the date of payment, at the Applicable Rate.

          (g) In the event that the amount of cash and cash equivalents of the Company and its Subsidiaries as of the Closing Date set forth on the Final Closing Date Balance Sheet is less than the amount of cash and cash equivalents of the Company and its Subsidiaries as of the Closing Date set forth on the Company's Statement delivered pursuant to Section 2.8 (such deficiency, the "Cash Deficiency"), the Initial Merger Consideration shall be reduced by, and Parent shall be entitled to payment from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement by wire transfer of immediately available funds, of an amount equal to such Cash Deficiency, together with interest thereon for the period from (and including) the Closing Date to (but excluding) the date of payment, at the Applicable Rate.

          (h) In the event that the amount of Indebtedness of the Company and its Subsidiaries as of the Closing Date set forth on the Final Closing Date Balance Sheet is greater than the amount of Indebtedness of the Company and its Subsidiaries as of the Closing Date set forth on the Company's Statement delivered pursuant to Section 2.8 (such excess, the "Excess Indebtedness"), the Initial Merger Consideration shall be reduced by, and Parent shall be entitled to payment from the Escrow Account in accordance with the terms and conditions of the Escrow Agreement by wire transfer of immediately available funds, of an amount equal to such Excess Indebtedness, together with interest thereon for the period from (and including) the Closing Date to (but excluding) the date of payment, at the Applicable Rate.

          (i) In the event that the amount of Indebtedness of the Company and its Subsidiaries as of the Closing Date set forth on the Final Closing Date Balance Sheet is less than the amount of Indebtedness of the Company and its Subsidiaries as of the Closing Date set forth on the Company's Statement delivered pursuant to Section 2.8 (such deficiency, the "Indebtedness Deficiency"), the Initial Merger Consideration shall be increased by, and Parent shall deposit, or cause to be deposited, within five
(5) Business Days of the determination of the Final Working Capital Amount and the Final Closing Date Balance Sheet, into the Agent's Escrow Account (and such payment shall be deemed part of the Agent's Escrow Fund) by wire transfer of immediately available funds, an amount equal to such Indebtedness Deficiency, together with interest thereon for the period from (and including) the Closing Date to (but excluding) the date of payment, at the Applicable Rate.

          (j) If any amount is required to be paid pursuant to Section 2.9 and is paid later than five (5) Business Days following the determination of the final amounts pursuant to Section 2.9(b), interest at a rate of the Applicable Rate plus 5% per annum (e.g., if the Applicable Rate is 3.0%, the interest rate applied to such amount, pursuant to this Section 2.9(j) shall be 8.0% per annum) shall be added to such amount, for the period from (and including) such fifth
(5th) Business Day following the determination of the final amounts to (but excluding) the date of payment.

          (k) In acting under this Agreement, the Settlement Accountant shall be entitled to the privileges and immunities of arbitrators.

          Section 2.10 Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares" and each holder of Dissenting Shares, a "Dissenting Stockholder") shall not be converted into, or represent the right to receive, a portion of the Aggregate Merger Consideration. Such Dissenting Stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by Dissenting Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive a portion of the Aggregate Merger Consideration in the manner provided in this Article II, without interest.

          (b) The Company shall provide Parent and the Stakeholder Representative with prompt notice after receipt by the Company of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and the Company and Parent shall cooperate with respect to all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), make any payments with respect to any demands for appraisal or offer to settle or settle any such demands.

          Section 2.11 Company Options and Company Warrants.

          (a) The Company shall take all actions necessary or desirable (including obtaining Company Option holder consents where necessary) to cause each Company Option that is outstanding and unexercised as of the Effective Time to be terminated immediately prior to the Effective Time and to represent thereafter only the right to receive, subject to the provisions of Section 2.3,
(i) an amount in cash equal to the product of (A) the excess, if any, of the Initial Per Share Merger Consideration over the exercise price per share for such Company Option and (B) the number of shares of Common Stock subject to such Company Option; and (ii) a portion of the Additional Merger Consideration, if any, equal to the product of (A) the Additional Per Share Merger Consideration and (B) the number of shares of Common Stock subject to such Company Option. The Company shall take all actions necessary to terminate the Company Option Plans as of the Effective Time.

          (b) The Company shall take all actions necessary or desirable (including obtaining Company Warrant holder consents where necessary) to cause each Company Warrant that is outstanding and unexercised as of the Effective Time to represent thereafter only the right to receive, subject to the provisions of Section 2.3, (i) an amount in cash equal to the product of (A) the difference between the Initial Per Share Merger Consideration and the exercise price for such Company Warrant and (B) the number of shares of Common Stock underlying such Company Warrant (the "Warrant Shares"); and (ii) a portion of the Additional Merger Consideration, if any, equal to the product of (A) the Additional Per Share Merger Consideration and (B) the Warrant Shares.

          Section 2.12 Certificate of Incorporation; Bylaws.

          (a) At the Effective Time, the Certificate of Incorporation of Merger Subsidiary shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation, provided that the Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time to contain provisions relating to the indemnification of directors, officers and employees identical to such provisions contained in the Certificate of Incorporation of the Company as in effect as of the date hereof.

          (b) At the Effective Time, the Bylaws of Merger Subsidiary shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws, provided that the Bylaws of the Surviving Corporation shall be amended as of the Effective Time to contain provisions relating to the indemnification of directors, officers and employees identical to such provisions contained in the Bylaws of the Company as in effect as of the date hereof.

          Section 2.13 Directors and Officers. Except as otherwise determined by Parent, the directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

          Section 2.14 Escrow Fund and Agent's Escrow Fund. On the Closing Date, at the Closing, Parent shall transfer, by wire transfer of immediately available funds the Escrow Amount and the Agent's Escrow Amount to the Stakeholder Representative, on behalf of the Stakeholders, to an account or accounts established by the Stakeholder Representative designated in writing to Parent not later than three (3) Business Days prior to the Closing Date. Immediately upon receipt of the Escrow Amount and the Agent's Escrow Amount from Parent, at the Closing, the Stakeholder Representative shall cause the Escrow Amount to be deposited to the Escrow Account and (ii) the Agent's Escrow Amount to the Agent's Escrow Account, by wire transfer of immediately available funds. The Escrow Fund shall be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Agent's Escrow Fund shall be managed and paid out by the Escrow Agent in accordance with the terms of the Agent's Escrow Agreement.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the written disclosure letter delivered by the Company to Parent and Merger Subsidiary in connection with the execution and delivery of this Agreement (the "Company Disclosure Letter"), it being acknowledged and agreed by Parent and Merger Subsidiary that any matter set forth in any section or subsection of the Company Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Company Disclosure Letter to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by the Company or any of its Subsidiaries, or otherwise imply, that any such matter rises to the level of a Material Adverse Effect on the Company or is otherwise material for purposes of this Agreement or the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Subsidiary as follows:

          Section 3.1 Organization and Qualification; Charter Documents.

          (a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation or organization and has the requisite corporate power and corporate authority and any necessary Company Permit to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is being conducted as of the date of this Agreement, except for such failures to be in good standing or to have corporate power, corporate authority or a Company Permit that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensure necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company. Section 3.1(a) of the Company Disclosure Letter sets forth a complete list of the Company's Subsidiaries, together with the jurisdiction of organization of each Subsidiary, as of the date of this Agreement.

          (b) The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of (i) the certificate of incorporation of the Company (including any certificates of designation), as amended and currently in effect and the bylaws of the Company, as amended and currently in effect (collectively, the "Company Organizational Documents"), and
(ii) the articles or certificate of incorporation and bylaws or similar organizational documents of each of its Subsidiaries, as amended and currently in effect (collectively, the "Company Subsidiary Organizational Documents").

          Section 3.2 Corporate Authorization; Enforceability; Board and Stockholder Action.

          (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the satisfaction or, if permitted, waiver of the conditions set forth in Section 6.1, 6.2 and 6.3 hereof, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by each of Parent and Merger Subsidiary, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). Each Ancillary Agreement when executed and delivered, will be duly executed and delivered by the Stakeholder Representative and, assuming due authorization, execution and delivery of each Ancillary Agreement by each party thereto other than the Stakeholder Representative, will constitute a valid and binding agreement of the Stakeholder Representative enforceable against the Stakeholder Representative in accordance with its terms, except to the extent that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

          (b) The Board of Directors of the Company, at a meeting duly called and held, unanimously has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of the Company and the Company Stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and (iii) resolved to recommend that the Company Stockholders vote for the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger). Concurrently with the execution and delivery of this Agreement, Company Stockholders have executed and delivered written consents in accordance with Section 228 of the DGCL which contain the Requisite Stockholder Approvals.

          Section 3.3 Consents and Approvals; No Violations.

          (a) Except as set forth in Section 3.3(a) of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, (i) the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.3(b) below, any Material Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) assuming compliance with the matters referred to in
Section 3.3(b) below, any Law applicable to the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not be reasonably likely to (A) have a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) require no action by or filing with, any Governmental Authority other than (i) the filing of a certificate of merger in connection with the Merger in accordance with the DGCL, (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) those set forth in Section 3.3(b) of the Company Disclosure Letter and (iv) such other filings, consents and/or approvals that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.

          Section 3.4 Capitalization.

          (a) The authorized capital stock of the Company consists of (i) 55,000,000 shares of Common Stock and (ii) 15,000,000 shares of Preferred Stock, of which (A) 5,365,473 shares are designated Series A Preferred Stock, (B) 2,500,000 shares are designated Series B Preferred Stock, (C) 1,451,799 shares are designated Series C Preferred Stock, (D) 3,500,000 shares are designated Series E Preferred Stock, (E) 893,953 shares are designated Series F Preferred Stock,
(F) 302,000 shares are designated Series G Preferred Stock, and (G) 311,629 shares are designated Series H Preferred Stock.

          (b) As of December 12, 2005, (i) 15,364,294 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 9,640,200 shares of Common Stock are reserved for issuance pursuant to Company Options, (iii) 1,979,137 shares of Common Stock are reserved for issuance pursuant to Company Warrants, (iv) 24,149,786 shares of Common Stock are reserved for issuance upon conversion of Preferred Stock, of which (A) 5,365,473 shares are reserved for issuance upon conversion of the Series A Preferred Stock, (B) 2,500,000 shares are reserved for issuance upon conversion of the Series B Preferred Stock, (C) 4,355,397 shares are reserved for issuance upon conversion of the Series C Preferred Stock, (D) 3,405,190 shares are reserved for issuance upon conversion of the Series E Preferred Stock, (E) 2,577,486 shares are reserved for issuance upon conversion of the Series F Preferred Stock, (F) 2,829,950 shares are reserved for issuance upon conversion of the Series G Preferred Stock, and (G) 3,116,290 shares are reserved for issuance upon conversion of the Series H Preferred Stock, and (v) no shares of Common Stock are held in the treasury of the Company.

          (c) As of December 12, 2005, (i) 5,365,473 shares of Series A Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 2,500,000 shares of Series B Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (iii) 1,451,799 shares of Series C Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (iv) no shares of Series D Preferred Stock are issued and outstanding, (v) 3,405,190 shares of Series E Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (vi) 859,162 shares of Series F Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (vii) 282,995 shares of Series G Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (viii) 311,629 shares of Series H Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

          (d) None of the issued and outstanding Shares was or, upon issuance in connection with Company Options or Company Warrants, will be issued in violation of any preemptive rights. Except as set forth in Section 3.4(d)(i) of the Company Disclosure Letter, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating the Company to issue or sell any Shares, or any other interest in, the Company. Except as set forth in Section 3.4(d)(ii) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares. The Shares described in Sections 3.4(b)(i) and 3.4(c) constitute all of the issued and outstanding capital stock of the Company. Except as set forth in Section 3.4(d)(iii) of the Company Disclosure Letter and except for this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the issued and outstanding Shares.

          (e) Each share of Series A Preferred Stock, Series B Preferred Stock and Series E Preferred Stock is convertible, pursuant to its Certificate of Designation, into one (1) share of Common Stock. Each share of Series C Preferred Stock and Series F Preferred Stock is convertible, pursuant to its Certificate of Designation, into three (3) shares of Common Stock. Each share of Series G Preferred Stock and Series H Preferred Stock is convertible, pursuant to its Certificate of Designation, into ten (10) shares of Common Stock.

          (f) All the issued and outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, nonassessable and, except with respect to wholly-owned Subsidiaries, free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than federal and state securities Law restrictions). Except as set forth in Section 3.4(f) of the Company Disclosure Letter and except for this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

          (g) The Company is not, nor has it ever been as of the end of any fiscal year, required to register any class of equity security under Section 12 of the Securities Exchange Act of 1934 or any rule or regulation promulgated thereunder.

          Section 3.5 Financial Information.

          (a) True and complete copies of (i) the Reference Balance Sheet, (ii) the audited consolidated balance sheet of the Company and the Subsidiaries for each of the two fiscal years ended as of December 31, 2004 and December 31, 2003 and the related audited consolidated statements of income, stockholders' equity and cash flows of the Company and the Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company's Accountants ((i) and (ii) collectively referred to herein as the "Financial Statements") and (iii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of September 30, 2005, and the related consolidated statements of income, stockholders' equity and cash flows of the Company and the Subsidiaries for the nine months then ended, together with all related notes and schedules thereto (collectively referred to herein as the "Interim Financial Statements") are set forth in Section 3.5(a) of the Company Disclosure Letter.

          (b) The Financial Statements and the Interim Financial Statements (i) present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby and (ii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, except, with respect to clauses (i) and (ii) above, in the case of the Interim Financial Statements, for normal and recurring year-end adjustments which will not be material in amount and for the absence of footnote disclosure.

          Section 3.6 Absence of Certain Changes. Except for the matters contemplated by this Agreement or as set forth in Section 3.6(a) of the Company Disclosure Letter, since September 30, 2005 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business and there has not occurred (a) any change or event that, individually or in the aggregate, has had a Material Adverse Effect on the Company, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries other than dividends paid to the Company or any of its Subsidiaries by a wholly-owned Subsidiary or (c) any change by the Company or any of its Subsidiaries in accounting principles or methods materially affecting the consolidated financial position or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable Law.

          Section 3.7 Undisclosed Liabilities. Except as set forth in Section
3.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has incurred any liabilities required by GAAP, applied on a basis consistent with the Reference Balance Sheet and the audited consolidated statements of income, stockholders' equity and cash flows for the fiscal year ended December 31, 2004, to be set forth on a consolidated balance sheet or notes thereto of the Company and its Subsidiaries, except for liabilities (a) set forth or reflected on the Company's Balance Sheet as of September 30, 2005 (the "September 30 Balance Sheet") included in the Interim Financial Statements or that would be required to be set forth in footnote disclosure to the September 30, 2005 Balance Sheet if such footnote disclosure was required to be included in financial statements of the Company that are not audited by GAAP, applied on a basis consistent with the Reference Balance Sheet and the audited consolidated statements of income, stockholders' equity and cash flows for the fiscal year ended December 31, 2004, (b) that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company or (c) in connection with this Agreement or the transactions contemplated hereby.

          Section 3.8 Litigation.

          (a) Except as set forth in Section 3.8(a) of the Company Disclosure Letter, as of the date of this Agreement, there is no litigation, investigation or other proceeding (each, a "Litigation") by or before any Governmental Authority pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, except for such Litigations that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.

          (b) Except as set forth in Section 3.8(b) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are no judgments, injunctions, writs, orders or decrees to which the Company or any of its Subsidiaries is a party and (ii) there are no judgments, injunctions, writs, orders or decrees otherwise binding on the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect on the Company.

          Section 3.9 Permits and Compliance with Laws.

          (a) As of immediately prior to the Effective Time, all Company Permits shall be in full force and effect in all material respects. Except as set forth in Section 3.9(a) of the Company Disclosure Letter, there has been no material default on the part of the Company or any Subsidiary with respect to any material Company Permit.(b) Except as set forth in Section 3.9 of the Company Disclosure Letter, since January 1, 2003, neither the Company nor any Subsidiary of the Company has received any notice of any claimed material violation of any Laws, including the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated thereunder (collectively, "HIPAA"), by the Company or any Subsidiary of the Company. Except for matters covered by Sections 3.10, 3.11 and 3.15, the Company and each Subsidiary of the Company has been operated since January 1, 2003 in compliance with all Laws, including HIPAA, except for such non-compliance as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

          Section 3.10 Employee Benefit Plans.

          (a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list of each material incentive compensation, equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); deferred compensation or "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, for the benefit of any employee or director of the Company or any Subsidiary (the "Company Employee Plans"). No Company Employee Plan is subject to Title IV of ERISA (a "Title IV Plan").

          (b) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or by any ERISA Affiliate that has not been satisfied in full, and neither the Company nor any ERISA Affiliate made, or was required to make, contributions to any Title IV Plan during the five (5) year period ending on the last day of the most recent Title IV Plan year ended prior to the Closing Date.

          (c) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, each Company Employee

Plan has been operated and administered in accordance with its terms and applicable Law, including ERISA and the Code.

          (d) Each Company Employee Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is the subject of a letter from the Internal Revenue Service stating that it is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

          (e) Except as set forth in Section 3.10(e) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, there are no pending or, to the knowledge of the Company, threatened or anticipated material claims by or on behalf of any Company Employee Plan, by any Person or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Company Employee Plan (other than routine claims for benefits).

          (f) From and after the Effective Time, holders of Company Options and Company Warrants shall cease to have any rights to receive Shares upon exercise of such Company Option or Company Warrants and shall only have the right to receive the Aggregate Merger Consideration to which such holder is entitled or as provided by Law.

          (g) Except as set forth in Section 3.10 of the Company Disclosure Letter, the Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).

          Section 3.11 Taxes.

          (a) All Tax Returns required to be filed by or on behalf of the Company and each of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and shall not have expired, and all such filed Tax Returns are true, complete and accurate except to the extent any failure to file or any inaccuracies in filed Tax Returns would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes due and owing by the Company and any Subsidiary of the Company (whether or not shown on any Tax Return) have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no Tax Claim in writing with respect to any Taxes due and owing by the Company or any Subsidiary of the Company, which, if determined adversely, would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes and have withheld and paid all Taxes required to have been withheld and paid in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except to the extent any such failure to comply or withhold would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than the group the common parent of which is the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (b) Neither the Company nor any Subsidiary of the Company has (i) entered into a closing agreement or other similar agreement with a Taxing Authority relating to Taxes of the Company or any Subsidiary of the Company with respect to a taxable period for which the statute of limitations is still open or (ii) granted any consent to extend any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, in either case, that is still outstanding. There are no Liens relating to Taxes upon the assets of the Company or any Subsidiary of the Company other than Liens relating to current Taxes not yet due and payable.

          (c) No Tax Claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction. No power of attorney has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary of the Company in any taxable period ending after the Closing Date.

          (d) Neither the Company nor any Subsidiary was, at any time during the applicable period set forth in Section 897(c)(1) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any Subsidiary of the Company has been required to recognize income as a result of any adjustment pursuant to Section 481 of the Code by reason of a change in accounting method initiated by the Company or such Subsidiary, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

          (e) The Company has made available to Parent copies of all income Tax Returns of Company and each of its Subsidiaries for the taxable years ended December 31, 2000, 2001, 2002, 2003 and 2004.

          (f) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

          (g) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock to any person that is not a member of the affiliated group of corporations of which the Company is the common parent qualifying for tax-free treatment under
Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (h) Neither the Company nor any of its Subsidiaries have engaged in any transactions that are the same as or substantially similar to the transactions listed in IRS Notice 2004-67, 2004-41 I.R.B. 600, otherwise known as "listed transactions" for purposes of Treasury Regulations Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(i)(A).

          Section 3.12 Contracts.

          (a) Sections 3.12(a)(i) through (xii) of the Company Disclosure Letter contains lists of each of the following types of Contracts to which the Company or any Subsidiary is a party or by which their respective assets or properties are bound, as of the date hereof (such Contracts, "Material Contracts"):

               (i) (A) each Contract that the Company reasonably anticipates may, in accordance with its express terms, involve aggregate payments by the Company or any Subsidiary of more than $500,000 during 2005, (B) each Contract that, in accordance with its express terms, obligates the Company to make aggregate payments of more than $500,000 in 2006 or (C) each Contract that the Company reasonably anticipates may, in accordance with its express terms, involve aggregate payments to the Company or any Subsidiary of more than $500,000 during 2005, and that in the case of (A),
     (B) and (C) is not cancelable by the Company or a Subsidiary without liability on thirty (30) or less days' notice to the other party thereto;

               (ii) each Contract for the lease of personal property by or from the Company or any Subsidiary that the Company reasonably anticipates may, in accordance with its express terms, involve payments in excess of $500,000 during 2005 and that is not cancelable by the Company or a Subsidiary without liability on thirty (30) or less days' notice to the other party thereto;

               (iii) each Contract with independent distributors or sales agents that the Company reasonably anticipates may, in accordance with its express terms, involve aggregate payments by or to the Company or any Subsidiary of more than $500,000 during 2005 and that is not cancelable by Company or a Subsidiary without liability on thirty (30) or less days' notice to the other party thereto;

               (iv) each Contract that by its express terms limits the ability of Company or any Subsidiary to engage in any line of business or compete with any Person or otherwise conduct its business in any geographic area or during any period of time;

               (v) all Contracts evidencing Indebtedness;

               (vi) all Contracts under which any Person has directly or indirectly guaranteed the Indebtedness, liabilities or obligations of the Company or any Subsidiary, or the Company or any Subsidiary has directly or indirectly guaranteed the indebtedness, liabilities or obligations of any Person;

               (vii) all Contracts which are joint venture, partnership or limited liability company operating agreements;

               (viii) all Contracts granting or obtaining Intellectual Property rights that are material to the Company and its Subsidiaries (other than Contracts relating to "shrink wrap," "off-the-shelf" or otherwise readily commercially available computer software;

               (ix) all Contracts that require the payment of consideration by the Company or any Subsidiary upon, are terminable upon or prohibit a change of ownership or control of the Company or a Subsidiary (whether such Contracts contained "single trigger" or "double trigger change of control provisions);

               (x) all Contracts between the Company or any Subsidiary and its officers or directors;

               (xi) all Contracts with any Governmental Authority; and

               (xii) all Contracts that require the Company or any Subsidiary to obtain or maintain a security clearance with any Governmental Authority.

          (b) A true copy of each Material Contract has been made available to Parent. Each Material Contract is a legal, valid and binding obligation on the Company or a Subsidiary, as the case may be, and, to the knowledge of the Company, the other parties thereto, and is in full force and effect and enforceable against each Person who is a party to such Material Contract in accordance with its terms, except to the extent that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). Neither the Company nor any Subsidiary is in breach of or default under any Material Contract and, to the knowledge of the Company, no other party to any Material Contract is in breach thereof or default thereunder, except for breaches that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company. No event has occurred, is pending or, to the knowledge of the Company, threatened, which, after the giving of notice, lapse of time or otherwise, would constitute a breach or default by the Company or any Subsidiary under any Material Contract or, to the knowledge of the Company, any other party to any Material Contract, except for breaches that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.

          Section 3.13 Intellectual Property.

          (a) As used herein: (i) "Intellectual Property" means all U.S. and foreign (A) trademarks, service marks, trade names, Internet domain names, together with goodwill, registrations and applications related to the foregoing,
(B) patents and pending patent applications (C) copyrights and all registrations and applications to register the same, (D) software (other than "shrink-wrap," "off-the-shelf" or otherwise readily commercially available software) and (E) trade secrets, know-how, and other confidential information and (ii) "Company Intellectual Property" means the Intellectual Property currently used in or necessary to conduct the business of the Company or its Subsidiaries.

          (b) Section 3.13(b) of the Company Disclosure Letter sets forth a complete and accurate list of all registrations and applications owned by the Company and its Subsidiaries for Company Intellectual Property described in
Section 3.13(a)(i)(A)-(C). To the knowledge of the Company, the foregoing registrations are in effect and subsisting.

          (c) Except as set forth in Section 3.13(c) of the Company Disclosure
Letter:

               (i) To the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe any material Intellectual Property of any Third Party and there is no such claim pending or to the knowledge of the Company within the last two (2) years threatened in writing against the Company or its Subsidiaries.

               (ii) To the knowledge of the Company, no Third Party is materially infringing any Intellectual Property owned by the Company or its Subsidiaries and no such claims are pending or threatened against any Person by the Company or its Subsidiaries.

               (iii) The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of their trade secrets and other confidential information, including that relating to its disease management programs, in all material respects.

          (d) Except as would not be reasonably likely to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have such rights, title and interest to, or have such other right to use, all Company Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries as presently conducted.

          Section 3.14 Real Property; Leases; Tangible Personal Property.

          (a) As of the date of this Agreement, neither the Company nor any Subsidiary of the Company owns any real property in fee.

          (b) Section 3.14(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all Leases. A true and correct copy of each Lease has been made available to Parent. Each Lease is a legal, valid and binding obligation of the Company or a Subsidiary, as the case may be, and, to the knowledge of the Company, the other parties thereto, is in full force and effect and enforceable against each Person who is a party to such Lease in accordance with its terms, except to the extent that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). Neither the Company nor any Subsidiary is in material breach of or default under any Lease and, to the knowledge of the Company, no other party to any Lease is in material breach thereof or default thereunder.

          (c) Except as set forth in Section 3.14(c) of the Company Disclosure Letter, the Company and its Subsidiaries, own or have a valid leasehold interest in, all of the tangible personal property shown on the September 30, 2005 Balance Sheet or acquired by any of them after September 30, 2005, free and clear of any Liens, except (i) for assets which have been disposed of since September 30, 2005, and (ii) where the failure to have such ownership or leasehold interest would not be material to the Company and its Subsidiaries taken as a whole.

          Section 3.15 Environmental Matters.

          (a) The Company and its Subsidiaries are, and have been since January 1, 2003, in compliance with all applicable federal, state and local Laws relating to protection of the environment (collectively, "Environmental Laws"), except for non-compliance that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.

          (b) Neither the Company nor any of its Subsidiaries has since January 1, 2003 received written notice of, and, to the knowledge of the Company, is not the subject of, any actions, claims, investigations, demands, or notices by any person alleging liability under or non-compliance with any Environmental Law that would reasonably be likely to have a Material Adverse Effect on the Company.

          Section 3.16 Insurance. Section 3.16 of the Company Disclosure Letter sets forth a complete and accurate list of all existing and valid policies of fire, liability, title, worker's compensation, product liability and other forms of insurance maintained by the Company or any Subsidiary on its business, assets or employees ("Company Insurance Coverage"). True and correct copies of the Company Insurance Coverage have been furnished or made available to Parent or its Representatives. All Company Insurance Coverage is in full force and effect, and provides coverage as may be required by applicable Laws and by Material Contracts to which the Company or any Company Subsidiary is a party. Neither the Company nor any Subsidiary is in material default under any Company Insurance Coverage nor, to the knowledge of the Company, has the Company or any Subsidiary failed to give notice or present any claim under any such coverage in a due and timely fashion.

          Section 3.17 Affiliate Transactions. Except as set forth in Section
3.17 of the Company Disclosure Letter, no Significant Stakeholder, officer or director of the Company or any Subsidiary and, to the knowledge of the Company, no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such Significant Stakeholder, officer or director:

          (a) has any direct or indirect financial interest in (i) any supplier of the Company, any Subsidiary or their respective businesses, (ii) any customer of the Company, any Subsidiary or their respective businesses, or (iii) any other Person that has had a material financial interest in any transaction with the Company, any Subsidiary or their respective businesses during the last three
(3) years; provided, however, that the ownership of securities representing no more than one percent (1%) of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or quoted on any automated quotation system, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

          (b) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company or any Subsidiary uses or has used on the conduct of its business or otherwise; or

          (c) has outstanding any Indebtedness to or from the Company or any Subsidiary.

          Section 3.18 Finders' or Advisors' Fees. Except for J.P. Morgan Securities Inc. ("JPMorgan"), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

          Section 3.19 Employee Matters.

          (a) Except as set forth in Section 3.19 of the Company Disclosure Letter, there are no claims, grievances or arbitration proceedings, workers' compensation proceedings, labor disputes, governmental investigations or administrative proceedings of any kind pending or, to the Company's knowledge, threatened against or relating to the Company or any Subsidiary, its employees or employment practices, or operations as they pertain to conditions of employment, nor is the Company or any Subsidiary subject to any order, judgment, decree, award or administrative ruling arising from any such matter, except for any of the foregoing matters in this Section 3.19(a) that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.

          (b) As of the date hereof, neither the Company nor any Subsidiary is a party to any labor, union or collective bargaining agreement or other similar agreement and no union or labor organization has been certified or recognized as the representative of any employees of the Company or any Subsidiary, or to the knowledge of the Company, is seeking such certification or recognition or is attempting to organize any of the employees of the Company or any Subsidiary.

          Section 3.20 Customers. Section 3.20 of the Company Disclosure Letter contains a true and complete list of the Company's and the Subsidiaries' twenty
(20) largest customers ("Customers") based on revenues for year-to-date 2005. Except as set forth in Section 3.20 of the Company Disclosure Letter, during the period from January 1, 2005 until immediately prior to execution of this Agreement, no such Customer has provided written notice of cancellation or termination of its Contract with the Company or a Subsidiary, as the case may be, or of a material portion of any such Contract.

          Section 3.21 Certain Payments. Except as set forth on Section 3.21 of the Company Disclosure Letter, the Company and its Subsidiaries and, to the Company's knowledge, each director, officer, employee and agent of the Company and each Subsidiary acting on behalf of the Company or its Subsidiaries is in compliance in all material respects with (a) applicable Laws relating to illegal payments and bribes, (b) federal and state "fraud and abuse" or anti-referral or anti-kickback statutes; (c) applicable Laws relating to illegal political contributions, and (d) the Foreign Corrupt Practices Act of 1977.

                                   ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

          Except as set forth in the written disclosure letter delivered by Parent and Merger Subsidiary to the Company in connection with the execution and delivery of this Agreement (the "Parent Disclosure Letter"), it being acknowledged and agreed by the Company that any matter set forth in any section or subsection of the Parent Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Parent Disclosure Letter to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by Parent or any of its Subsidiaries, or otherwise imply, that any such matter rises to the level of a Material Adverse Effect on Parent or is otherwise material for purposes of this Agreement or the Parent Disclosure Letter, Parent and Merger Subsidiary jointly and severally represent and warrant to the Company as follows:

          Section 4.1 Organization and Qualification; Charter Documents.

          (a) Each of Parent and Merger Subsidiary is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation or organization and has the requisite corporate power and corporate authority and any necessary Parent Permit to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is being conducted as of the date of this Agreement, except for such failures to be in good standing or to have corporate power, corporate authority or a Parent Permit that, individually or in the aggregate, would not reasonably be likely to have a Material

Adverse Effect on Parent. Each of Parent and Merger Subsidiary is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensure necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent.

          (b) Parent and Merger Subsidiary have made available to the Company prior to the execution of this Agreement complete and correct copies of (i) the certificate of incorporation of Parent (including any certificates of designation), as amended and currently in effect and the bylaws of Parent, as amended and currently in effect and (ii) the certificate of incorporation and bylaws of Merger Subsidiary, as amended and currently in effect.

          Section 4.2 Corporate Authorization; Enforceability; Board Action.

          (a) Each of Parent and Merger Subsidiary has the requisite corporate power and authority to enter into this Agreement and, subject to the satisfaction or, if permitted, waiver of the conditions set forth in Section 6.1, 6.2 and 6.3 hereof, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Subsidiary and no other corporate proceedings on the part of either Parent or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each such party in accordance with its terms, except to the extent that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

          (b) The Board of Directors of Parent, at a meeting duly called and held has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Parent and Parent's shareholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger). A wholly-owned Subsidiary of Parent, in its capacity as the sole shareholder of Merger Subsidiary, has consented in writing to the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger).

          (c) The Board of Directors of Merger Subsidiary, by a validly adopted unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of

Merger Subsidiary and Merger Subsidiary's sole shareholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and (iii) recommended that Merger Subsidiary's sole shareholder approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

          (a) Except as set forth in Section 4.3(a) of the Parent Disclosure Letter, the execution and delivery by Parent and Merger Subsidiary of this Agreement does not, and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Subsidiary with any of the provisions hereof will not, conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under (i) the certificate of incorporation or bylaws of Parent and Merger Subsidiary or the similar organizational documents of any other Subsidiary of Parent, (ii) assuming compliance with the matters referred to in Section 4.3(b) below, any Contract to which Parent, Merger Subsidiary or any other Subsidiary of Parent is a party or any of their respective properties or other assets is subject or (iii) assuming compliance with the matters referred to in Section 4.3(b) below, any Law applicable to Parent, Merger Subsidiary or any other Subsidiary of Parent, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not be reasonably likely to (A) have a Material Adverse Effect on Parent or (B) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

          (b) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby (including the Merger) require no action by or filing with, any Governmental Authority other than (i) the filing of articles of merger in connection with the Merger in accordance with the DGCL, (ii) compliance with any applicable requirements of the HSR Act,
(iii) those set forth in Section 4.3(b) of the Parent Disclosure Letter and (iv) such other filings, consents and/or approvals that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent.

          Section 4.4 Litigation; Compliance with Law. As of the date of this Agreement, there is no Litigation by or before any Governmental Authority pending or, to the knowledge of Parent, threatened against or affecting Parent, Merger Subsidiary or any other Subsidiary of Parent, except for such Litigation that, individually or in the aggregate would not materially impair the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement.

          (a) Parent, Merger Subsidiary and each other Subsidiary of Parent is in compliance with all Laws, except for such noncompliance that, individually or in the aggregate would not materially impair the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement.

          Section 4.5 No Parent Vote Required. No vote or other action of the shareholders of Parent is required by applicable Law, the certificate of incorporation of Parent, the bylaws of Parent or otherwise in order for Parent and Merger Subsidiary to consummate the Merger and the transactions contemplated hereby.

          Section 4.6 Parent Ownership of Company Securities. Parent and its Subsidiaries do not Beneficially Own any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock. Neither Parent nor Merger Subsidiary is, or will become prior to the Effective Time, a "significant shareholder" or an "interested stockholder" with respect to the Company within the meaning of Section 203 of the DGCL.

          Section 4.7 Ownership and Operations of Merger Subsidiary. Parent owns of record and Beneficially Owns all outstanding shares of capital stock of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby, and has engaged in no other business or other activities or incurred any liabilities, other than in connection with or as contemplated in this Agreement.

          Section 4.8 Financing. Parent has available cash and credit capacity, either through binding and enforceable credit arrangements or borrowing facilities, or executed financing commitments, and will have sufficient cash on or prior to the date which is the later of (a) January 4, 2006 and (b) two (2) Business Days after all conditions to effect the Merger set forth in Sections
6.1 and 6.2 of this Agreement (other than conditions set forth in Section 6.1 and 6.2 that by their nature are to be fulfilled at the Closing and assuming those conditions are satisfied on such date) have been satisfied or, to the extent permitted hereby, waived (such date, the "Financing Deadline") to (a) pay the Aggregate Merger Consideration and any other amounts payable pursuant to
Article II of this Agreement, (b) perform all of its other obligations hereunder including, without limitation, its obligations under Section 5.10 and Section
8.3 hereof, and (c) provide sufficient working capital after the Closing for Parent and its Subsidiaries, including the Company (such matters under (a), (b) and (c), collectively, the "Funding Obligations" and such sufficient cash, the "Funds"). Neither the Company nor any of its Subsidiaries will be required to assume or have any obligation or liability under the financing agreements to be entered into by Parent or Merger Subsidiary to provide the Funds (the "Financing Agreements") prior to the time immediately following the Closing. A description of the Financing Agreements is set forth on Section 4.8 of the Parent Disclosure Letter and a true and complete copy of the Commitment Letter, dated as of December 14, 2005 by and among Parent, Bank of America, N.A. and Banc of America Securities LLC, and all exhibits, annexes and attachments thereto is attached as part of said Section 4.8 of the Parent Disclosure Letter. To the extent that this Agreement must be in a form acceptable to any lender providing Funds, such lender or lenders have approved this Agreement.

          Section 4.9 Finders' or Advisors' Fees. Except for FTN Midwest Securities Corp., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Subsidiary who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

          Section 5.1 Conduct of the Company's Business Pending the Merger.

          (a) Except for matters set forth in Section 5.1(a) of the Company Disclosure Letter or otherwise contemplated by this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from and after the date hereof and prior to the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, the Company covenants and agrees that the Company shall (i) conduct its business and that of its Subsidiaries in the ordinary course of business, (ii) use commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, taken as a whole and (iii) promptly notify Parent of any event or occurrence that the Company receives knowledge of and which would reasonably be likely to result in a Material Adverse Effect on the Company.

          (b) Without limiting the provisions of paragraph (a), the Company covenants and agrees that, except as set forth in Section 5.1(b) of the Company Disclosure Letter or as expressly permitted in this Agreement, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from and after the date hereof and prior to the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, neither the Company nor any of its Subsidiaries will:

               (i) amend or propose to amend its certificate of incorporation or bylaws or similar organizational documents;

               (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Company Options outstanding on the date hereof or Company Options or Company Warrants that prior to the date hereof, the Company has agreed in writing to issue;

               (iii) (A) directly or indirectly, split, combine or reclassify the outstanding shares of capital stock of the Company, or any outstanding capital stock of any of the Subsidiaries; or (B) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

               (iv) declare, set aside or pay any dividend or other distribution payable in stock or property with respect to its capital stock other than
     (A) dividends paid to the Company or any of its Subsidiaries by a wholly-owned

     Subsidiary or (B) cash dividends declared, set aside or paid by the Company to the Company Stockholders;

               (v) (A) materially increase the compensation or benefits payable to any director or officer of the Company or any of its Subsidiaries, or, other than in the ordinary course of business, any employee of the Company or any of its Subsidiaries; (B) enter into any employment, severance or deferred compensation or other similar agreement (or amend any such existing agreement to materially increase benefits thereunder) with any director, officer or employee of the Company or any of its Subsidiaries or amend any generally applicable employment, severance or termination policy to materially increase benefits thereunder; or (C) permit any director, officer or employee of the Company or any of its Subsidiaries who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change in control" to become a party to any such agreement or a participant in any such plan, other than in the case of clauses (A) to (C), pursuant to a pre-existing Contract or as required by applicable Law;

               (vi) adopt any new benefit plan, terminate any Company Employee Plan or modify any Company Employee Plan in a way that would result in a material additional cost to Parent, the Company or any of their respective Subsidiaries, except for any amendments to a Company Employee Plan required to maintain its qualified plan status under Section 401(a) of the Code;

               (vii) materially modify, materially amend or terminate any Material Contract, except in the ordinary course of business;

               (viii) (A) incur any Indebtedness or assume or guarantee the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except for Indebtedness incurred under the Company's existing credit facilities in the ordinary course of business;
     (B) make any material loans, advances or capital contributions to, or investments in, any other Person (other than to wholly-owned Subsidiaries of the Company), except in the ordinary course of business; or (C) enter into any material commitment or transaction requiring a capital expenditure by the Company or its Subsidiaries, other than capital expenditures incurred or committed to (I) in 2005, pursuant to the Company's capital expenditures budget for 2005, a true and correct copy of which has been made available to Parent, and (II) in 2006, pursuant to the Company's preliminary capital expenditures budget for 2006, a true and correct copy of, which by aggregate amount has been made available to Parent (capital expenditures for 2006 will be determined on a pro rata basis through Closing for purposes of this clause (II), based on the number of days that elapse in 2006 prior to the Closing Date), in each case as such budgets were previously made available to Parent;

               (ix) make any Tax election except in the ordinary course of business and consistent with past practice;

               (x) settle any Tax Claim, except (A) settlements in the ordinary course of business consistent with past practice, or (B) settlements to the extent subject to reserves existing as of the date hereof in accordance with GAAP;

               (xi) change any of the accounting principles used by it, unless required by GAAP or applicable Law;

               (xii) sell, transfer, lease, license, pledge or encumber any assets of the Company or any of its Subsidiaries, except (A) pursuant to Contracts in existence as of the date of this Agreement or (B) in the ordinary course of business, which may include the disposal of obsolete or surplus equipment; and

               (xiii) enter into a Contract to do any of the foregoing, or to authorize, recommend or announce an intention to do any of the foregoing.

          (c) Nothing contained in this Agreement shall give to Parent or Merger Subsidiary, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

          Section 5.2 Information Statement; Requisite Stockholder Approvals. Promptly after the date hereof, the Company shall prepare and distribute to the Company Stockholders an information statement (together with any amendments thereof or supplements thereto, the "Information Statement") relating to the adoption of this Agreement and the approval of the Merger by the Company Stockholders. Parent shall be provided with a reasonable opportunity to review and comment on the Information Statement and shall cooperate with the Company in the preparation of the Information Statement and shall promptly provide all information regarding Parent and Merger Subsidiary reasonably requested by the Company. Other than with respect to such information provided by Parent, the Company shall be solely responsible for the preparation, form and substance of the Information Statement.

          Section 5.3 Access to Information; Confidentiality.

          (a) Subject to compliance with applicable Law and Section 5.3(b), the Company shall, and shall cause its Subsidiaries to, give Parent and its Representatives reasonable access to the personnel, properties, books and records of the Company and its Subsidiaries during normal business hours, furnish to Parent and its Representatives such financial and operating data and all other information as such Persons may reasonably request and shall instruct its Representatives to cooperate with Parent in its investigation of the business of the Company; provided, however, that no investigation of the Company's business shall affect any representation or warranty made by the Company hereunder. Parent will, and will cause each of its Representatives to, use its reasonable best efforts to minimize any disruption to the businesses of the Company and its Subsidiaries that may result from requests for access, data and information hereunder.

          (b) All information provided or obtained in connection with the transactions contemplated by this Agreement will be kept confidential by Parent in accordance with the Confidentiality Agreement, dated January 5, 2005, between Parent and the Company (the "Confidentiality Agreement"). In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern. Notwithstanding the foregoing, the Company shall not be required to provide any information that it reasonably believes it may not provide to Parent by reason of contractual or legal restrictions, including applicable Laws, or which it believes is competitively sensitive information. In addition, the Company may designate any competitively sensitive information provided to Parent under this Agreement as "outside counsel only" and such information shall be given only to the outside counsel of Parent and may not be shared with Parent or any of its Subsidiaries or any of their respective Representatives (other than such outside counsel).

          Section 5.4 No Solicitation. From the date of this Agreement through the Closing or the earlier termination of this Agreement, the Company will not (and will cause its Subsidiaries not to and will use its reasonable best efforts to cause its and their Representatives not to), directly or indirectly, (i) solicit, initiate, or encourage any inquiries, offers or proposals from any Person which constitute, or would reasonably be expected to lead to, the sale of more than 50% of the Company's securities or assets, whether such transaction would take the form of a sale of Shares, merger, liquidation, dissolution, reorganization, recapitalization, consolidation, sale of assets or otherwise (an "Acquisition Proposal"), (ii) negotiate with, or afford access to the properties, books or records or employees of the Company or any of its Subsidiaries to, any other Person in connection with an Acquisition Proposal,
(iii) accept an Acquisition Proposal or (iv) enter into any letter of intent or other agreement relating to or contemplating an Acquisition Proposal or enter into any agreement by its terms requiring the Company to abandon, terminate or fail to consummate the Merger. The Company will not (and will cause its Subsidiaries not to and will use its reasonable best efforts to cause its and their Representatives not to) provide any information concerning the Company to any other Person who the Company reasonably believes will utilize such information to make or consider making an Acquisition Proposal, and will promptly notify (and in any event within two (2) Business Days) Parent in writing upon receipt by the Company (or any of its Representatives acting on its behalf) of any Acquisition Proposal, which notice shall indicate the identity of the offeror and the principal terms and conditions of any such proposal, inquiry or contact. The Company shall, and shall cause its Subsidiaries and the Company's and such Subsidiaries' respective Representatives to, immediately cease and terminate any existing solicitation, activity, substantive discussion or negotiation with any Person heretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal.

          Section 5.5 Regulatory Filings; Reasonable Best Efforts.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, but in no event later than the End Date, the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement, including (i) the obtaining of all necessary approvals under any applicable Laws required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals and authorizations from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (iii) the obtaining of all necessary waivers, consents, approvals and authorizations from Third Parties and
(iv) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby in accordance with the terms of this Agreement and fully to carry out the purposes of this Agreement. For the avoidance of doubt, Parent and its Subsidiaries shall, except to the extent as would be reasonably likely to have a Material Adverse Effect on either the Company or Parent, agree or commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to its businesses, properties or assets and agree or commit to any restrictions or limitations on the conduct of its businesses, in each case as a condition to obtaining any and all approvals from any Governmental Authority for any reason in order to consummate and make effective, as promptly as practicable, but in no event later than the End Date, the Merger and the other transactions contemplated hereby, including taking any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent, approval or authorization of the United States Federal Trade Commission ("FTC"), the Antitrust Division of the United States Department of Justice ("Antitrust Division"), any authority enforcing applicable Law, any State Attorney General or any other Governmental Authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding and (z) no other matter relating to any antitrust or competition Law or relating to any applicable Laws, would preclude consummation of the Merger by the End Date. The Company shall agree if, but solely if, requested by Parent in writing to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services, or assets of the Company or any of its Subsidiaries in furtherance of this Section 5.5; provided, however, that any such action may be conditioned upon the consummation of the Merger and other transactions contemplated hereby. In addition, upon the terms and subject to the conditions herein provided and subject to the parties' obligations under applicable Law, none of the parties hereto shall knowingly take or cause to be taken any action that would reasonably be expected to materially delay or prevent the satisfaction by the End Date of the condition set forth in Section 6.1(d). Each of Parent and the Company undertakes and agrees to file as soon as practicable, but in no event later than ten (10) days after the date of this Agreement, a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division and to make as soon as practicable such filings and apply as soon as practicable for such approvals and consents as are required under any other applicable Laws. Parent and Company shall seek early termination of the waiting period under the HSR Act.

          (b) Each of Parent and the Company shall (i) respond as promptly as practicable to all inquiries and requests received from the FTC, the Antitrust Division, any State Attorney General or other Governmental Authority in connection with antitrust matters or applicable Laws and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC, the Antitrust Division, any State Attorney General or other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.

          (c) In connection with and without limiting the foregoing, if any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall use their respective reasonable best efforts to grant or secure any required approvals or consents and take all such actions as are reasonable and legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable upon and subject to the terms contemplated hereby and otherwise act to eliminate or minimize the effects (including any resulting delays) of any such statute or regulation on the transactions contemplated hereby.

          (d) In addition, each party shall, subject to applicable Law (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority, including insurance, health or other regulatory authorities, and, permit the other party to review in advance any proposed communication to any of the foregoing, (ii) consult with the other party prior to participating in any meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger and provide the other party the opportunity to attend and participate in any such meeting, telephone call or discussion, and (iii) furnish the other party with copies of all correspondence, filings, and written communications (or a reasonably detailed summary of any oral communications) between them and their respective representatives on the one hand, and any Governmental Authority, including insurance, health or other regulatory authorities, or members of their respective staffs on the other hand, with respect to this Agreement and the Merger.

          Section 5.6 Employee Benefits.

          (a) Notwithstanding anything to the contrary contained in this Agreement, from and after the Effective Time, Parent shall honor or cause the Surviving Corporation to honor, in accordance with their terms (without giving effect to any amendments thereto after the Effective Time except if consented to by the affected party), all benefits and obligations under the employment and severance agreements listed in Section 5.6(a) of the Company Disclosure Letter and the Company's Severance Benefit Plan (such agreements and plan, collectively, the "Severance Agreements"). Parent, Merger Subsidiary and the Company agree that the consummation of the Merger shall constitute a "change in control," "change of control" or "triggering event" or similar transaction for purposes of the Severance Agreements, notwithstanding anything to the contrary set forth in any such agreements or plan.

          (b) For the one year period following the Effective Time, Parent shall provide employees of the Company and its Subsidiaries ("Company Employees") with
(i) base salaries equal to or greater than the base salaries of such Company Employees immediately prior to the Effective Time; and (ii) health and welfare benefits that, with respect to each class of similarly situated employees, are substantially comparable in the aggregate to the health and welfare benefits provided to such classes of employees under the Company Employee Plans immediately prior to the Effective Time.

          (c) Notwithstanding the generality of the covenant set forth in
Section 5.6(b), Parent shall provide each Company Employee who is terminated by Parent or the Surviving Corporation during the one-year period following the Effective Time with severance payments and severance benefits that are no less favorable than the greater of the severance payments and severance benefits (i) to which such employee would have been entitled with respect to such termination under the severance policies of the Company as set forth in Section 5.6(c) of the Company Disclosure Letter or (ii) provided by the severance policy maintained by Parent for similarly situated employees; provided that nothing in this Section 5.6(c) shall modify or limit the provisions of the Severance Agreements.

          (d) Parent will or, to the extent a plan is insured, will cause the insurance carrier to, give Company Employees full credit for purposes of eligibility, vesting, and determination of benefits (including, for purposes of vacation and severance) under any benefit plans maintained by Parent for such Company Employees' service with the Company and its Subsidiaries to the same extent recognized by the Company immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. In the event that Parent chooses to terminate any Company Employee Plans and substitute any benefit plans maintained by Parent that provide substantially comparable health and welfare benefits to such Company Employee Plans and that otherwise are in compliance with this Section 5.6, such substitution shall be in lieu of Parent's obligations pursuant to
Section 5.6(b)(ii) above.

          (e) Parent will, or to the extent a plan is insured, will cause the insurance carrier to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan that provides health benefits in which Company Employees may be eligible to participate following the Closing to the extent such conditions are covered under the analogous Company Employee Plan in which such Company Employees participated immediately prior to the Effective Time, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Employee Plan prior to the Effective Time.

          Section 5.7 Public Announcements. The initial press release issued by either Parent or the Company with respect to the Merger shall be agreed upon by Parent and the Company. Thereafter, Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, shall, to the extent feasible, consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system.

          Section 5.8 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, as the case may be, any documents or instruments, and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger and to otherwise accomplish the purpose and intent of this Agreement and the transactions contemplated hereby.

          Section 5.9 Updates to Disclosure Letters. From the date hereof through the Closing, the Company shall give written notice to Parent of the occurrence, or failure to occur, after the date hereof, of any event which occurrence or failure has caused or would be reasonably likely to cause any representation or warranty contained in this Agreement or in any section of the Company Disclosure Letter to be untrue or inaccurate in any material respect. In such event, (i) unless such event would be reasonably likely to have, individually or in the aggregate with the events described in other written notices previously received by Parent, a Material Adverse Effect, such written notice shall be deemed to have amended the applicable Disclosure Letter and to have qualified the representations and warranties contained in Article III for the purposes of determining whether the condition specified in Section 6.3(a) has been satisfied, but (ii) such written notice shall not be deemed to have amended any section of the Company Disclosure Letter or modified any representation or warranty for purposes of determining the Parent's right to make a claim on the Escrow Fund pursuant to Article VII.

          Section 5.10 Indemnification; D&O Insurance.

          (a) Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") from and against all losses, claims, damages, costs and expenses (including attorneys' fees and expenses), liabilities, judgments and settlement amounts that are paid or incurred in connection with any pending, threatened or completed claim, action, suit, formal or informal proceeding, formal or informal investigation or formal or informal inquiry (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time), that is (i) based on, or arises out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries at any time prior to the Effective Time or (ii) based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case under clause (i) or (ii) above, to the fullest extent a corporation is permitted under applicable Law to indemnify its own directors or officers, as the case may be. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding, investigation or inquiry is brought against any Indemnified Party (whether prior to or after the Effective Time),
(i) the Surviving Corporation shall be entitled to participate therein, and to the extent it shall wish, to assume the defense thereof, with legal counsel reasonably satisfactory to such Indemnified Party, and, after notice from the Surviving Corporation to such Indemnified Party of Surviving Corporation's election to assume the defense thereof, the Surviving Corporation shall not be liable to such Indemnified Party under this provision for any legal expenses of other counsel or other expenses subsequently incurred by such Indemnified Party,
(ii) the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned), and (iii) the Surviving Corporation shall not enter into any settlement of any claim unless such settlement provides for a full and final release of all claims asserted against such Indemnified Party. Any Indemnified Party wishing to obtain indemnification under this Section 5.10(a), shall, within ten (10) Business Days of learning of any claim, action, suit, proceeding, investigation or inquiry, notify Parent thereof; provided, however, the failure of any Indemnified Party to give such notice shall not waive any rights of the Indemnified Party under this Section
5.10 except to the extent that the rights of the Surviving Corporation or Parent are materially prejudiced thereby). In the event the Surviving Corporation does not assume the defense of an action in accordance with this Section 5.10(a), (i) the Indemnified Party shall assume the defense thereof with legal counsel reasonably satisfactory to the Surviving Corporation at the cost and expense of the Surviving Corporation; (ii) the Indemnified Parties as a group seeking indemnification with respect to the same or a substantially related matter may retain only one law firm with respect to such matter except to the extent that under applicable standards of professional conduct, such counsel would have a conflict representing such Indemnified Party and any other Indemnified Party or Indemnified Parties, (iii) Parent shall cause the Surviving Corporation to pay all reasonable expenses of the disposition of any such claim, action, suit, proceeding, investigation or inquiry to each Indemnified Party to the full extent permitted by applicable Law promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL, (iv) Parent shall cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Indemnified Parties and all costs and expenses of the Indemnified Parties in connection with seeking and obtaining indemnification from the Surviving Corporation, from time to time, in each case within twenty (20) Business Days of the receipt by Parent of a statement from such counsel for the Indemnified Parties and (v) Parent shall cause the Surviving Corporation to use reasonable best efforts to assist in the defense of any such matter. In the event of any dispute as to whether an Indemnified Party's conduct complies with the standards set forth under applicable Law and as applicable, the Company Organizational Documents and the Company Subsidiary Organizational Documents, a determination shall be made by independent counsel reasonably acceptable to the Surviving Corporation and the Indemnified Party. Without limiting the foregoing, to the extent that any Indemnified Party is, by reason of the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, a witness in any claim, action, suit, proceeding, investigation or inquiry to which such Indemnified Party is not a party, such Indemnified Party shall be indemnified and held harmless against all costs and expenses in connection therewith.

          (b) Parent's obligations under Section 5.6(a) shall survive until the sixth (6th) anniversary of the Effective Time, provided, that, Parent's obligations pursuant to Section 5.6(a) shall survive such sixth (6th) anniversary, and Parent shall continue to indemnify, defend and hold harmless each Indemnified Party, in accordance with this Section 5.10 with respect to any claim, action, suit, proceeding or investigation or inquiry of which such Indemnified Party shall have delivered notice to Parent pursuant to Section 5.6(a) prior to the (6th) anniversary of the Effective Time until such time as such claim is finally resolved (such matter that is not so resolved until after such sixth (6th) anniversary, an "Extended Claim").

          (c) Except to the extent required by applicable Law, for a period of six (6) years from the Effective Time (or, with respect to an Extended Claim, until the date of final resolution of such matters), neither Parent nor the Surviving Corporation shall take any action so as to amend, modify, limit or repeal the provisions for indemnification of Indemnified Parties contained in the certificates or articles of incorporation or bylaws (or other comparable organizational documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be no less favorable to such individuals than those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any Indemnified Party to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time. The Surviving Corporation shall honor all of its indemnification obligations existing as of the Effective Time.

          (d) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (the "D&O Policies"); (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the "Maximum Premium"). If such insurance coverage can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall obtain and maintain one or more policies with the greatest coverage available for an annual premium equal to the Maximum Premium. Notwithstanding anything to the contrary in this Agreement, Parent or the Surviving Corporation may, at Parent's option, purchase, six-year "tail" prepaid policies on the D&O Policies on terms and conditions no less advantageous to the Indemnified Parties in any material respect to the Indemnified Parties than the D&O Policies (such "tail" policies to continue to provide coverage for any Extended Claim following the sixth (6th) anniversary of the Effective Time until final resolution of such Extended Claim). In the event that Parent or the Surviving Corporation purchases such a "tail" policy, Parent and the Surviving Corporation shall maintain such "tail" policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.10(d) for so long as such "tail" policy shall be maintained in full force and effect.

          (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under Section 5.10(d), respectively, and his or her heirs and legal representatives, and shall be in addition to, and shall not impair, any other rights an Indemnified Party may have under the Company Organizational Documents or the Company Subsidiary Organizational Documents, as applicable, or the comparable organization documents of the Surviving Corporation or any of its Subsidiaries, under applicable Law or otherwise. Parent shall ensure that the Surviving Corporation complies with all of its obligations under this Section 5.10.

          (f) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.10. The obligations of Parent and the Surviving Corporation under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10).

          Section 5.11 Undertakings of Parent. Parent shall perform, or cause to be performed, when due all obligations of Merger Subsidiary under this Agreement.

          Section 5.12 Tax Matters. The following provisions shall govern the allocation of responsibility as among Parent, the Company and the Stakeholder Representative for certain Tax matters:

          (a) Claims Against Escrow Fund. For a period of twenty-four (24) months after the Closing Date, Parent shall be entitled to make a written claim against the Escrow Fund in accordance with the terms of the Escrow Agreement for, without duplication: (i) Taxes imposed on or payable by the Company or any Subsidiary for any Pre-Closing Tax Period, except to the extent such Taxes have been accrued or reflected in


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the Final Working Capital Amount; (ii) Taxes imposed on the Company or any
Subsidiary as a result of the Company or any Subsidiary being included in an Affiliated Group that files consolidated or combined returns by reason of U.S. Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign law, except to the extent such Taxes have been accrued or reflected in the Final Working Capital Amount; (iii) with respect to Straddle Periods, Taxes imposed on or payable by the Company or any Subsidiary which are allocable to the Pre-Closing Tax Period, except to the extent such Taxes have been accrued or reflected in the Final Working Capital Amount; and (iv) Taxes imposed on or payable by the Company or any Subsidiary as a result of a breach of any representation or warranty set forth in Section 3.11 or this Section 5.12. Any such claim against the Escrow Fund shall be reduced by the amount of any Tax Benefit (as defined in Section 7.3(c)) realized with respect to such Taxes for which a claim against the Escrow Fund is being sought. In no event shall any matter, facts or circumstances pertaining to any item (or the amount thereof) set forth on or reflected in the Company's Statement, the Closing Balance Sheet, the Determination, the Final Closing Balance Sheet, the Preliminary Working Capital Amount or the Final Working Capital Amount which resulted in a post-closing adjustment to the Initial Merger Consideration pursuant to Section
2.9 hereof give rise to any claim by Parent on the Escrow Fund under this
Section 5.12 or Article VII.

          (b) Pre-Closing Tax Periods and Straddle Periods.

               (i) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for Pre-Closing Tax Periods that are due (including extensions) after the Closing Date and for any Straddle Period. Except as otherwise required by applicable Law, Parent shall treat items on such Tax Returns in a manner consistent with the prior practices and positions of the Company or the relevant Subsidiary. Parent shall submit such Tax Returns to the Stakeholder Representative for approval, which approval shall not be unreasonably withheld, at least thirty (30) days prior to their filing. Parent shall receive a disbursement from the Escrow Fund, at least five (5) Business Days before the due date of the applicable Tax Return, in an amount equal to the Taxes shown as due and payable on such Tax Return to the extent such Taxes are due with respect to the Tax liability of the Company for taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing date; provided, however, Parent shall not receive any disbursement for such Taxes to the extent they have been accrued or reflected in the Final Working Capital Amount.

               (ii) In the case of any Straddle Period, (A) Property Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a daily pro-rata basis, and (B) all Taxes other than Property Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a closing of the books basis; provided, however, that any transaction occurring on the Closing Date or after the Closing that is not in the ordinary course of business, including a deemed asset sale under Section 338 of the Code, shall be deemed to occur in the Post-Closing Tax Period.


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

          (c) Post-Closing Taxes. Parent shall be responsible for all Taxes of the Company and its Subsidiaries relating to Post-Closing Tax Periods (including any Taxes relating to the post-closing portion of any Straddle Period).

          (d) Post-Closing Actions. Except as otherwise required by applicable Law, neither Parent nor any of its Affiliates (i) shall file, nor allow to be filed, any amended Tax Return of Company or its Subsidiaries for a Pre-Closing Tax Period and (ii) shall carry back for federal, state, local or foreign tax purposes to any taxable period, or portion thereof, of the Company or any of its Subsidiaries ending on or before the Closing Date any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable year of the Parent or any affiliate, or portion thereof, ending after the Closing Date.

          (e) Tax Contests. After the Closing Date, Parent shall notify the Stakeholder Representative in writing within thirty (30) days of the commencement of any Tax Claim, of or with respect to the Company or any of its Subsidiaries that, if determined adversely to the taxpayer or after the lapse of time would be grounds for a claim against the Escrow Fund under Article VII. Such notice shall contain factual information describing any asserted Tax Claim in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax Claim. Thereafter, Parent shall deliver to the Stakeholder Representative, as promptly as possible but in no event later than thirty (30) days after the Parent's receipt thereof, copies of all relevant notices and documents (including court papers) received by the Parent. In the case of any Tax Claim relating to any Tax period ending on or before the Closing Date, that, if determined adversely to the taxpayer or after the lapse of time would be grounds for a claim against the Escrow Fund under Article VII, the Stakeholder Representative shall have the right to control the conduct of such Tax Claim and shall have the right to settle such Tax Claim without the consent of any other party; provided, however, that any settlement would not have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries after the Closing Date and the portion of any Straddle Period ending after the Closing Date. In the case of any Tax Claim relating to the Taxes of any Straddle Period, Parent and Stakeholder Representative may each participate in the audit or proceeding at their own expense, and the audit or proceeding shall be controlled by the Parent or the Stakeholder, whichever would bear the burden of the greatest portion of the adjustment; provided, however, that the party controlling the Straddle Period Tax Claim shall not settle such audit or proceeding without the consent of the other party, which consent shall not be unreasonably withheld. In the case of any Tax Claim relating to the Taxes of any Post-Closing Period, Parent shall have the right to control the conduct of such Tax Claim and shall have the right to settle such Tax Claim without the consent of any other party; provided, however, that any settlement would not have a Material Adverse Effect on the Company and its Subsidiaries for a Pre-Closing Period pursuant to which Parent is entitled to make a claim on the Escrow Fund under Section 5.12(a).

          (f) Tax Refunds. Any Tax refund or overpayment (including any interest in respect thereof) relating to any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date, except for any such Tax refunds reflected or


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

accrued as a receivable in the Final Working Capital Amount, shall be for the account of Stakeholder Representative; provided, however, that any such Tax refund would not have, individually or in the aggregate, a Material Adverse Effect on the amount of any Tax liability of the Company and its Subsidiaries after the Closing Date and the portion of any Straddle Period ending after the Closing Date. Any such Tax refund, if received by the Parent or its Affiliates, shall be payable to Stakeholder Representative within fifteen (15) business days of the Parent's receipt.

          (g) Cooperation. Parent, the Company, the Subsidiaries and the Stakeholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, examination, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Parent, the Company and the Stakeholder Representative agrees, upon request, to use its reasonable best efforts to obtain any certificate or other document from any Taxing Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereunder).

          (h) Dispute Resolution. Any dispute, controversy, or claim between Parent on the one hand and the Company or the Stakeholder Representative on the other hand arising out of or relating to the provisions of this Agreement that relates to Taxes (including the determination of the Tax Benefit) that cannot be resolved by negotiations between Parent and the Stakeholder Representative within ninety (90) days of receipt by a party of written notice of such dispute ("Tax Dispute Notice") shall be submitted to a senior tax partner in a mutually agreeable nationally recognized accounting firm for resolution ("Tax Arbitrator"). If Parent and the Stakeholder Representative cannot agree on an accounting firm within one hundred (100) days of receipt by a party of a Tax Dispute Notice, then the American Arbitration Association ("AAA") shall appoint the Tax Arbitrator. The resolution reached by the Tax Arbitrator shall be binding on the Company, the Stakeholder Representative, the Parent and their respective affiliates, and may be entered and enforced in any court having jurisdiction. Each of Parent, Merger Subsidiary, the Company, the Surviving Corporation and the Stakeholder Representative agrees that it will not have any right to, and will not, institute any other Action of any kind challenging such resolution or with respect to the matters that are the subject of this Section 5.12, except that the foregoing shall not preclude an Action to enforce such resolution. The expenses of the accounting firm shall be born equally by the Stakeholder Representative and the Parent.

          Section 5.13 Parent Financing. Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Subsidiary acknowledge and agree that Parent's and Merger Subsidiary's obligations hereunder are not conditioned in any manner whatsoever upon Parent or Merger Subsidiary obtaining the Funds to satisfy the Funding Obligations. Parent shall obtain the Funds, and be in a position to immediately


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

satisfy the Funding Obligations, in each case as promptly as reasonably practicable and in any event on or prior to the Financing Deadline. Parent shall keep the Company apprised of all material developments or changes relating to the Financing Agreements and the financing contemplated thereby. In the event that the Financing Agreements terminate or the lenders parties thereto shall advise Parent that they will not or may not be able to provide the financing contemplated thereby, then Parent shall promptly notify the Company and obtain replacement financing arrangements as soon as reasonably practicable to obtain the Funds and satisfy the Funding Obligations.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

          Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by each party thereto.

          (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute or Law (collectively, "Restraints") shall be in effect preventing the consummation of the Merger; provided, however, that prior to asserting this condition, each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

          Section 6.2 Conditions to Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than Section 3.10(f) as to which no representation or warranty is being made for purposes of this Article
VI) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Material Adverse Effect qualifiers contained therein), except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case only as of such earlier date and (ii) where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.


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

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

          (c) No Litigation. There shall not be pending any suit or formal proceeding by any Governmental Authority (i) challenging the acquisition by Parent or Merger Subsidiary of any Shares, Options or Warrants, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of shares of Common Stock or Preferred Stock (or shares of capital stock of the Surviving Corporation) by Parent or Merger Subsidiary, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries and (iii) seeking to obtain from the Company, Parent or Merger Subsidiary any damages with respect to the transactions contemplated hereby (including the Merger), which in the case of clauses (i),
(ii) and (iii) above would have, individually or in the aggregate, a Material Adverse Effect on either the Company or Parent.

          (d) Restraint. No Restraint that would result, directly or indirectly, in any of the effects referred to in Section 6.2(c) shall be in effect.

          (e) No Material Adverse Effect. Except as disclosed in the Company Disclosure Letter, since September 30, 2005, there shall not have occurred and be continuing a Material Adverse Effect on the Company.

          (f) Dissenting Shares. Dissenting Stockholders holding Shares otherwise exchangeable for no more than seven and one-half percent (7.5%) of the Initial Merger Consideration shall have demanded or perfected the right to an appraisal in accordance with Section 262 of the DGCL.

          (g) Legal Opinion. Parent shall have received an opinion of counsel to the Company, dated as of the Closing Date, to the effect of the matters set forth in Exhibit E attached hereto.

          Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of each of Parent and Merger Subsidiary contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Material Adverse Effect qualifiers contained therein), except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case only as of such earlier date and (ii) where the failure of the representations and warranties to be true and correct individually or in


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

the aggregate, has not had a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of each of Parent and Merger Subsidiary by the chief executive officer or chief financial officer of Parent and Merger Subsidiary to such effect.

          (b) Performance of Obligations of Parent and Merger Subsidiary. Parent and Merger Subsidiary shall have each performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of each of Parent and Merger Subsidiary by the chief executive officer or chief financial officer of Parent and Merger Subsidiary to such effect.

          Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Subsidiary may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.5.

                                   ARTICLE VII

                              CLAIMS ON ESCROW FUND

          Section 7.1 Claims Against Escrow Fund. From and after the Closing Date and subject to the provisions of this Article VII, Parent shall be entitled to make a written claim against the Escrow Fund in accordance with the terms of the Escrow Agreement for, without duplication:

          (a) subject to the limitations in Section 7.3, liabilities, demands, claims, suits, actions, or causes of action and out-of-pocket costs, expenses, losses, damages and judgments, whether or not resulting from third party claims, (including reasonable fees and expenses of attorneys and accountants) (collectively, "Damages") arising out of or relating to any inaccuracy or breach as of the Effective Time of any representation or warranty of the Company contained in Article III (except to the extent such representations and warranties expressly relate to an earlier date, in which case only any inaccuracy or breach as of such earlier date);

          (b) Damages arising out of or relating to any non-compliance with or breach of any covenant or agreement of the Company contained in this Agreement;

          (c) Damages arising out of the inquiry of the United States Attorney's Office for the Northern District of Illinois described in paragraph 2 of Section
3.9 of the Company Disclosure Letter, to the extent such Damages relate to such inquiry described therein and to the extent such Damages arise out of acts or omissions of the Company, its officers, directors or employees prior to the Closing Date; and


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

          (d) Damages arising out of the matters set forth in paragraphs 6 and 7 of Section 3.8(a) of the Company Disclosure Letter.

Notwithstanding the foregoing, claims against the Escrow Fund for any inaccuracy or breach of any representation, warranty, covenant or agreement of the Company set forth in Section 3.11 or 5.12 shall be governed exclusively by Section 5.12 of this Agreement.

          Section 7.2 Notice of Loss; Claims Process. Subject to Section 5.12 (with respect to Tax Claims), all claims by Parent under this Article VII shall be asserted and resolved as follows:

          (a) In the event that (i) any Action is asserted or instituted by any Person (other than the parties to this Agreement or their Affiliates) which could give rise to Damages for which Parent may have a claim against the Escrow Fund under this Agreement (such Action, together with the matters set forth in Section 7.1(d), but excluding the matter set forth in Section 7.1(c) (which shall be subject to Section 7.2(d) hereof), a "Third Party Claim") or (ii) Parent shall be entitled to make a claim for Damages pursuant to Section 7.1 which does not involve a Third Party Claim (such claim, a "Direct Claim" and, together with Third Party Claims, "Claims"), Parent shall, within ten (10) Business Days after it becomes aware of a Third Party Claim, or facts supporting a Direct Claim, send to the Stakeholder Representative and the Escrow Agent a written notice specifying the nature of such Action and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Action) (a "Claim Notice") together with copies of all notices and documents (including court papers) served on or received by Parent, the Surviving Corporation or any of its or their Subsidiaries in the case of a Third Party Claim; provided that a delay in notifying the Stakeholder Representative and the Escrow Agent shall not constitute a waiver of the rights of Parent under this Article VII except to the extent that the Stakeholder Representative shall have been materially prejudiced by such failure to give such notice, in which case such failure shall constitute a waiver of the rights of Parent under this Article VII to the extent of such material prejudice. Notwithstanding the foregoing, the parties hereby agree that no Claim Notice is required with respect to the matter set forth in paragraph 6 of Section 3.8(a) of the Company Disclosure Letter and the parties shall have their respective rights, obligations, remedies pursuant to this Article VII with respect to such matter as if such Claim Notice had been timely made.

          (b) In the event of a Third Party Claim, the Stakeholder Representative shall have the right, upon written notice to Parent, to investigate, contest, defend or settle any Third Party Claim that may result in Damages with respect to which Parent is entitled to make a claim on the Escrow Fund pursuant to this Article VII and select legal counsel of its choosing in connection therewith; provided that Parent may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Third Party Claim through Representatives and legal counsel of its own choosing; and, provided, further, that Stakeholder Representative shall not settle or compromise any Third Party Claim unless (i) the terms of such settlement or compromise call only for a payment to Parent out of the Escrow Fund or (ii) Parent shall have consented in writing to the terms of such settlement, which consent shall not unreasonably be withheld, delayed or conditioned. If requested by the Stakeholder Representative, Parent and the Surviving Corporation will cooperate with the Stakeholder Representative and its counsel in contesting any Third Party Claim or, if appropriate and related to the Third Party Claim in question, in making any reasonable counterclaim against the Person making such Third Party Claim, or any cross complaint against any Person (other than Parent or its Affiliates) or similar action. If the Stakeholder Representative shall not have elected to assume the defense of such Third Party Claim within ten (10) Business Days of receipt of the Claim Notice, Parent shall have the right, at its option and at the expense of the Escrow Fund, to do so in such manner as it deems appropriate; provided, however, the Stakeholder Representative shall have the right to assume the defense of such Third Party Claim at any time thereafter; and provided, further, that Parent shall not settle or compromise any Third Party Claim for which it seeks to make a claim on the Escrow Fund hereunder without the prior written consent of the Stakeholder Representative, which shall not be unreasonably withheld, delayed or conditioned. In the event Parent, the Company or its or their Subsidiaries settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Stakeholder Representative, which failure to obtain consent was not the result of the Stakeholder Representative unreasonably withholding, delaying or conditioning such consent, Parent shall be deemed to have irrevocably waived all rights to make a claim against the Escrow Fund pursuant to this Agreement and the Escrow Agreement and pursuant to Section 7.3(d)(iv) with respect to such Third Party Claim. The Stakeholder Representative shall be entitled to participate in (but not to control) the defense of any Third Party Claim which it has not elected to defend with its own counsel and at the expense of the Agent's Escrow Fund.

          (c) In the event of a Direct Claim, the Stakeholder Representative shall notify Parent and the Escrow Agent within thirty (30) days of receipt of a Claim Notice whether or not the Stakeholder Representative disputes such claim.

          (d) In the event that (i) any Action is asserted or instituted by the United States Attorney's Office for the Northern District of Illinois which could give rise to Damages for which Parent may have a claim against the Escrow Fund under this Agreement pursuant to Section 7.1(c) (such Action, a "Specified Claim"), Parent shall, within ten (10) Business Days after it becomes aware of a Specified Claim, send to the Stakeholder Representative and the Escrow Agent a written notice specifying the nature of such Action and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Action) (a "Specified Claim Notice") together with copies of all notices and documents (including court papers) served on or received by Parent, the Surviving Corporation or any of its or their Subsidiaries; provided that a delay in notifying the Stakeholder Representative and the Escrow Agent shall not constitute a waiver of the rights of Parent under this Article VII except to the extent that the Stakeholder Representative shall have been materially prejudiced by such failure to give such notice, in which case such failure shall constitute a waiver of the rights of Parent under this
Article VII to the extent of such material prejudice.

          (e) In the event Parent shall deliver a Specified Claim Notice, the Stakeholder Representative shall have the right, upon written notice to Parent, to jointly with Parent and the Surviving Corporation, investigate, contest, defend and settle any Specified Claim that may result in Damages with respect to which Parent or Merger Sub is entitled to make a claim on the Escrow Fund pursuant to this Article VII or pursuant to Section 7.3(d)(iv) and jointly select legal counsel in connection therewith reasonably acceptable to Parent and the Stakeholder Representative. Neither Parent nor the Stakeholder Representative shall settle or compromise any Specified Claim without the prior written consent of the other party, provided that the Stakeholder Representative shall be permitted to settle any Specified Claim without the prior consent of Parent if the terms of such settlement or compromise call only for a payment to Parent out of the Escrow Fund and do not require the payment of any amounts by Parent pursuant to Section 7.3(c)(vii). If requested by the other party, each of Parent and the Surviving Corporation, on the one hand, and the Stakeholder Representative, on the other hand, will cooperate with one another and their jointly selected counsel in contesting any Specified Claim or, if appropriate and related to the Specified Claim in question, in making any reasonable counterclaim against the Person making such Specified Claim, or any cross complaint against any Person (other than Parent or its Affiliates) or similar action. If the Stakeholder Representative shall not have elected to assume the joint investigation, contest and defense of such Specified Claim within ten (10) Business Days of receipt of the Specified Claim Notice, Parent shall have the right, at its option and at the expense of the Escrow Fund, to do so in such manner as it deems appropriate; provided, however, the Stakeholder Representative shall have the right to assume the joint investigation, contest and defense of such Specified Claim at any time thereafter; and provided, further, that neither Parent, the Company or its or their Subsidiaries, on the one hand, or the Stakeholder Respresentative, on the other hand, shall settle or compromise any Specified Claim without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned. In the event Parent, the Company or its or their Subsidiaries settles or compromises or consents to the entry of any judgment with respect to any Specified Claim without the prior written consent of the Stakeholder Representative, which failure to obtain consent was not the result of the Stakeholder Representative unreasonably withholding, delaying or conditioning such consent, Parent shall be deemed to have irrevocably waived all rights to make a claim against the Escrow Fund pursuant to this Agreement and the Escrow Agreement or pursuant to Section 7.3(d)(iv) with respect to such Specified Claim.

          (f) From and after the delivery of a Claim Notice or a Specified Claim Notice under this Agreement, at the reasonable request of the Stakeholder Representative, Parent, the Company and its and their Subsidiaries and its and their Representatives shall grant the Stakeholder Representative and its Representatives reasonable access to the books, records and properties of Parent, the Company and their Subsidiaries and their Representatives to the extent reasonably related to the matters to which the Claim Notice or the Specified Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions designed to minimize the disruption to the businesses of Parent, the Company and their Subsidiaries and their Representatives, as the case may be. The Stakeholder Representative will not, and shall use its commercially reasonable efforts to cause its Representatives not to, use (except in connection with such Claim Notice or Specified Claim Notice) or disclose to any third person other than the Stakeholder's Representative (except as may be required by applicable Law) any confidential information obtained pursuant to this Section 7.2(f).

          Section 7.3 Limitations on Claims.

          (a) Liability Basket. Notwithstanding anything in this Article VII to the contrary, (A) Parent shall not be entitled to make a claim on the Escrow Fund pursuant to Section 7.1(a), unless and until the aggregate amount of Damages incurred by Parent for which Parent is entitled to make a claim on the Escrow Fund pursuant to Section 7.1(a) (other than Damages resulting from breaches or inaccuracies of the representations and warranties set forth in Sections 3.1 (Organization and Qualification; Charter Documents), 3.2 (Corporate Authorization; Enforceability; Board and Stockholder Action), 3.4 (Capitalization), 3.10(f) (Company Options and Company Warrants), 3.11 (Taxes) and 3.18 (Finders' or Advisors' Fees) which are the subject of the last sentence of this Section 7.3(a)), equals or exceeds an amount equal to Four Million Four Hundred Fifty Thousand Dollars ($4,450,000) (the "Liability Basket"); provided, however, that once the Liability Basket has been reached, Parent shall be entitled to make a claim on the Escrow Fund under Section 7.1(a) only for the amount of Damages in excess of the Liability Basket. Notwithstanding anything in this Article VII to the contrary, any claim on the Escrow Fund to which Parent shall become entitled as a result of a breach or inaccuracy of Sections 3.1, 3.2, 3.4, 3.10(f), 3.11 and 3.18 shall be available without regard to the Liability Basket.

          (b) Maximum Liability. Subject to Section 7.3(d), notwithstanding anything in this Article VII to the contrary, the aggregate maximum amount available to Parent for claims on the Escrow Fund pursuant to Section 7.1 and
Section 5.12 shall be limited to amount of the Escrow Fund held pursuant to the Escrow Agreement from time to time and Parent acknowledges and agrees that neither the Stakeholder Representative nor any Stakeholder shall have any obligation to replenish or contribute any amounts to the Escrow Fund under any circumstances.

          (c) Additional Limitations.

               (i) The amount of any Damages incurred by Parent and the Company shall be reduced by the net amount Parent or the Company or any of their Subsidiaries recovers (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages. Parent and the Company and their Subsidiaries shall use commercially reasonable efforts to effect any such recovery.

               (ii) Any entitlement of Parent to make a claim against the Escrow Fund under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such claim constituting a breach of more than one representation, warranty, covenant or agreement.


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               (iii) The items set forth on or reflected in the Company's
     Statement, the Closing Balance Sheet, the Determination, the Final Closing Balance Sheet or the Preliminary Working Capital Amount, the Final Working Capital Amount, the Preliminary BIPA Refund Amount, the BIPA Statement or the Final BIPA Refund Amount, and any matters relating thereto that could have been subject to adjustment or dispute (other than such matters not known prior to final resolution of the Final Working Capital Amount, the Final Closing Date Balance Sheet or the Final BIPA Refund Amount, as the case may be), in each case pursuant to Article II or Section 7.5 (as applicable), and any other amounts or items that were adjusted or disputed in the course of the Article II or Section 7.5 process (such items so set forth or reflected, such matters relating thereto and such other amounts and items, collectively, the "Article II/Section 7.5 Items"), are subject solely to the adjustments set forth in Article II and Section 7.5 hereof, respectively, and accordingly shall not be subject to any claim by Parent or Merger Subsidiary on the Escrow Fund pursuant to this Article VII. In no event shall any matter, facts or circumstances pertaining to any Article II/Section 7.5 Item, which would also constitute a breach of a representation, warranty, covenant or agreement relating to the Financial Statements or any other provision hereof, give rise to any claim by Parent on the Escrow Fund under this Article VII.

               (iv) In no event shall any party hereto be liable for, and Parent acknowledges and agrees that the term "Damages" expressly excludes, any consequential, treble, punitive or other damages not expressly provided for in this Article VII.

               (v) The amount of any Damages sustained by Parent shall be reduced by the amount of any Tax Benefit realized with respect to such Damages. "Tax Benefit" shall mean the Tax savings attributable to any deduction, expense, loss, credit or refund to the Parent or its Affiliates, when incurred or received; provided, however, that if such benefit is reasonably expected to arise or be utilized after the year in which the Escrow Account is terminated, then it means the present value of such Tax savings (discounted using one year LIBOR (as published in The Wall Street Journal) and a Tax rate equal to the sum of the highest marginal U.S. federal corporate income Tax rate or rates applicable to ordinary income or capital gain, as the case may be, in effect for the taxable period in issue plus five percent (5%)).

               (vi) If Parent or the Company or any of their Subsidiaries receives an amount under insurance coverage or from any Person or a Tax Benefit becomes realizable with respect to Damages sustained at any time subsequent to any payment to Parent from the Escrow Fund pursuant to this
     Article VII, then Parent shall promptly reimburse the Escrow Fund for any payment made or expense incurred by the Stakeholder Representative in connection with such payment up to such amount received or realizable by Parent, as applicable. Notwithstanding anything herein or in any Ancillary Agreement to the contrary, the amount of any Damages shall also be reduced to the extent that Parent, the Company or any of their Subsidiaries, as the case may be, is effectively held


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

     harmless or otherwise compensated for such Damages other than pursuant to this Article VII.

               (vii) Notwithstanding anything to the contrary set forth herein, Parent shall be entitled to make a claim on the Escrow Fund pursuant to
     Section 7.1(c) and with respect to a Specified Claim only with respect to fifty percent (50%) of each dollar of Damages with respect to such matter. Parent acknowledges and agrees that it shall be responsible for fifty percent (50%) of each dollar of Damages pursuant to Section 7.1(c) and with respect to any Specified Claim without recourse to the Escrow Fund whatsoever. In any Specified Claim Notice and in any notice or payment request form delivered to the Escrow Agent pursuant to the Escrow Agreement, Parent shall set forth the full amount of the Damages it claims arise out of Section 7.1(c) from time to time, as well as calculate the fifty percent (50%) reduction required by this Section 7.3(c)(vii).

          (d) Survival of Representations and Warranties; Claims Period.

               (i) The representations and warranties of the Company contained in Article III of this Agreement shall survive the Closing for a period of twelve (12) months; provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.4, 3.10(f), 3.11 and 3.18 shall survive the Closing for a period of twenty-four (24) months. Any and all claims of Parent on the Escrow Fund under this Article VII arising out of the inaccuracy or breach of any such representation or warranty of Seller or Purchaser and Parent must be made prior to the termination of such survival period; it being understood that in the event Parent shall have timely delivered notice of any claim on the Escrow Fund pursuant to
     Section 7.1(a), such claim shall survive until such time as such claim is finally resolved. The representations and warranties of the Company continued in this Agreement shall not survive any termination hereof.

               (ii) In accordance with the terms of the Escrow Agreement, for a period of twenty-four (24) months after the Closing Date, Parent shall be entitled to make claims against the Escrow Fund with respect to Damages arising out of or resulting from, or amounts payable with respect to, the matters set forth in Sections 7.1 (other than Section 7.1(a), which is the subject of Section 7.4(d)(i) and subject to the limitation in Section 7.3(d)(iii)); it being understood that in the event Parent shall have timely delivered notice of any claim on the Escrow Fund pursuant to Section 7.1, such claim shall survive until such time as such claim is finally resolved. The parties intend to shorten the statute of limitations and agree that, after the Closing Date, any claim or cause of action against any of the parties hereto, or any of their respective directors, officers, employees, Affiliates, successors, permitted assigns, or Representatives based upon, directly or indirectly, any of the representations or warranties, covenants or agreements contained in this Agreement, or any other agreement, document or instrument to be executed and delivered in connection with this Agreement may be brought only as expressly provided in this Article VII.


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               (iii) The parties hereby agree that in the event that the United
     States Attorney's Office for the Northern District of Illinois shall not have issued any subpoena, instituted any formal action, suit or proceeding or other legal process or formal or informal inquiry evidencing a continuing investigation for any period of twelve (12) consecutive months following the Effective Time, then Parent's right to make a claim against the Escrow Fund pursuant to Section 7.1(c) shall expire and terminate and be of no further force or effect from and after such period.

               (iv) Exclusive Remedy. The parties agree that except for any claims seeking injunctive specific performance or other equitable relief (subject to the limitations set forth in Section 9.12) of this Agreement and except for claims involving fraud, from and after the Closing, the right to make a claim on the Escrow Fund provided for in this Article VII pursuant to the provisions of this Article VII and Section 5.12 shall be the exclusive remedy of Parent, Merger Subsidiary, the Surviving Corporation and their respective Affiliates, Representatives, successors and assigns (other than the Company's and its Subsidiaries' directors, officers, employees, agents and representatives) for any breach of or inaccuracy in any representation or warranty or any non-compliance with or breach of or default in the performance of any of the covenants or agreements contained in this Agreement and none of Parent, Merger Subsidiary or the Surviving Corporation shall be entitled to a rescission of this Agreement or to any indemnification or other rights or claims of any nature whatsoever in respect thereof, all of which Parent and Merger Subsidiary (for themselves and on behalf of the Surviving Corporation and their Representatives) hereby irrevocably waive.

          Section 7.4 Disputes. In the event of a post-Closing dispute between the Parent and the Stakeholder Representative relating to any Claim other than a Third Party Claim that is the subject of litigation ("Escrow Fund Dispute") or any claim subject to Section 5.12 or Section 7.5, the Stakeholder Representative and Parent shall seek in good faith to negotiate a resolution of such Escrow Fund Dispute within ninety (90) days of receipt by the Stakeholder Representative of a Claim Notice. If the Stakeholder Representative and Parent are not able to so resolve such Escrow Fund Dispute, all of the parties hereto agree that such Escrow Fund Dispute shall be exclusively and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA then in effect (the "Rules"), except as modified herein. The place of arbitration shall be Chicago, Illinois. If the amount in controversy is one million dollars ($1,000,000) or less (including all claims and counterclaims) there shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If the amount in controversy is more than one million dollars ($1,000,000) (including all claims and counterclaims) there shall be three neutral and impartial arbitrators, one of whom shall be appointed by Parent and one of whom shall be appointed by the Stakeholder Representative within twenty (20) days of receipt by respondent(s) of a copy of the demand for arbitration. The two arbitrators so appointed shall agree on a third arbitrator, who shall serve of chair of the arbitral tribunal, within twenty (20) days of the appointment of the second arbitrator. If any arbitrator is not


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
appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with large commercial cases and an experienced arbitrator. In rendering an award, the arbitral tribunal shall be required to follow the laws of the State of Delaware. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Escrow Fund Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The award shall be final and binding upon Parent, Merger Subsidiary, the Company, the Surviving Corporation and the Stakeholder Representative and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator(s). Judgment upon the award may be entered in any court having jurisdiction. Each of Parent, Merger Subsidiary, the Company, the Surviving Corporation and the Stakeholder Representative agrees that it will not have any right to, and will not, institute any other Action of any kind challenging such award or with respect to an Escrow Fund Dispute, except that the foregoing shall not preclude an Action to enforce any award issued hereunder.

          Section 7.5 BIPA Claim.

          (a) Parent shall be entitled to make a claim on the Escrow Fund in accordance with this Section 7.5 for an amount equal to the estimate of the amount, calculated pursuant to this Section 7.5, that the Company would have been required to pay as a refund to the Centers for Medicare & Medicaid Services ("CMS") under the Medicare Demonstration Project for Disease Management for Severely Chronically Ill Medicare Beneficiaries with Congestive Heart Failure, Diabetes and Coronary Heart Disease (Cooperative Agreement #95-W-0087/5) by and between CMS and the Company (the "Demonstration Agreement"), based on the Company's failure to achieve certain savings objectives under the Demonstration Agreement during the period beginning on the date on which the demonstration contemplated by the Demonstration Agreement commenced and ending on the Closing Date (the "Measurement Period") and without regard to performance after the end of the Measurement Period. Any such amount is referred to herein as the BIPA Refund Amount (the "BIPA Refund Amount").

          (b) The BIPA Refund Amount shall be determined based on a reconciliation to be performed in accordance with the procedures outlined in the Demonstration Agreement following the Measurement Period as modified by this
Section 7.5. Not earlier than the nine (9) month anniversary of the Closing Date, the Company shall prepare the reconciliation for the Measurement Period in accordance with the procedures outlined in the Demonstration Agreement using the best available claims data that has been provided to the Company as of such time by CMS or its representatives. If complete claims data is not available for the full Measurement Period (including, without limitation, claims data relative to claims incurred during the Measurement Period and


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

processed within nine (9) months of the end of the Measurement Period), such data as is available will be extrapolated consistent with customary actuarial practices over the full Measurement Period. The calculation of the BIPA Refund Amount shall take into account, and the BIPA Refund Amount shall be reduced by any amounts refunded to CMS out of, the escrow established pursuant to the terms of the Demonstration Agreement.

          (c) Not later than the twelve (12) month anniversary of the Closing Date, Parent shall deliver the Stakeholder Representative a statement containing its calculation of the BIPA Refund Amount (the "Preliminary BIPA Refund Amount") together with all documentation supporting the Company's calculation of the BIPA Refund Amount (such statement and supporting documentation, (the "BIPA Statement").

          (d) Upon receipt of the BIPA Statement, the Stakeholder Representative shall have forty-five (45) days (the "BIPA Review Period") to review such BIPA Statement. In connection with the review of the BIPA Statement, Parent shall give, and shall cause the Surviving Corporation and its and the Surviving Corporation's Affiliates and Representatives to give, to the Stakeholder Representative and its Representatives full access to the books, records and other materials of Parent, the Surviving Corporation and their Subsidiaries and the personnel of, and work papers prepared by or for, Parent, the Surviving Corporation and their Subsidiaries and their respective accountants and Representatives, including to such historical financial information and claims data relating to the Company and its Subsidiaries and the Demonstration Agreement as the Stakeholder Representative or its Representatives may request, in each case, in connection with reviewing of the BIPA Statement in accordance with this Section 7.5. If the Stakeholder Representative has accepted such BIPA Statement in writing or has not given written notice to Parent setting forth any objection of the Stakeholder Representative to such BIPA Statement (a "BIPA Statement of Objections") prior to the expiration of the BIPA Review Period, then such BIPA Statement shall be final and binding upon the parties, and the Preliminary BIPA Refund Amount shall be deemed the BIPA Refund Amount (the "Final BIPA Refund Amount"). In the event that the Stakeholder Representative delivers a BIPA Statement of Objections during the BIPA Review Period, Parent and the Stakeholder Representative shall use their reasonable efforts to agree on the BIPA Refund Amount within thirty (30) days following the receipt by Parent of the BIPA Statement of Objections. If the parties are unable to reach an agreement as to the BIPA Refund Amount then the matter shall be submitted as promptly as practicable to Milleman, or such independent actuarial firm mutually acceptable to each of the parties (such person, the "BIPA Arbitrator"), who shall resolve the matters still in dispute and adjust the Preliminary BIPA Refund Amount to reflect such resolution and establish the Final BIPA Refund Amount; provided, however, that the BIPA Arbitrator may not determine a BIPA Refund Amount in excess of that claimed by Parent or less than that claimed by the Stakeholder Representative. The BIPA Arbitrator shall make such determination within forty-five (45) days following the submission of the matter to the BIPA Arbitrator for resolution, and such determination shall be final and binding upon Parent, Merger Subsidiary and the Stakeholder Representative and may be entered and enforced in any court having jurisdiction. Each of Parent, Merger Subsidiary, the Company, the Surviving Corporation and the


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

Stakeholder Representative agrees that it will not have any right to, and will not, institute any Action of any kind challenging such determination or with respect to the matters that are the subject of this Section 7.5, except that the foregoing shall not preclude an Action to enforce such determination.

          Section 7.6 Release of Escrow Funds. The parties hereby agree that, notwithstanding anything to the contrary in this Agreement:

          (a) Interim Release Date. On the date which is the later of (a) two
(2) Business Days following payment of the BIPA Refund Amount, if any, or the determination by the BIPA Arbitrator that Parent is not entitled to a BIPA Refund Amount, and (b) the twelve (12) month anniversary of the Closing Date (such later date, the "Interim Distribution Date"), all Escrow Funds in excess of Ten Million Dollars ($10,000,000) that are not the subject of a Claim Notice, a Specified Claim Notice or a dispute pursuant to Section 2.9 or 5.12 that has not been resolved (an "Outstanding Claim") shall be distributed from the Escrow Account to the Agent's Escrow Account. Each of Parent and the Stakeholder Representative hereby agree that it shall, not later than two (2) Business Days following the Interim Distribution Date, execute and deliver to the Escrow Agent a Payment Request Form or Forms (as such term is defined in the Escrow Agreement) directing that the Escrow Agent make disbursements of Escrow Funds contemplated by this Section 7.6(a) within two (2) Business Days of receipt of such Payment Request Form or Forms.

          (b) Release Date. On the date which is the twenty four (24) month anniversary of the Closing Date (the "Release Date") all Escrow Funds that are not the subject of an Outstanding Claim shall be distributed from the Escrow Account to the Agent's Escrow Account. Each of Parent and the Stakeholder Representative hereby agree that it shall, not later than two (2) Business Days following the Release Date, execute and deliver to the Escrow Agent a Payment Request Form or Forms (as such term is defined in the Escrow Agreement) directing that the Escrow Agent make disbursements of Escrow Funds contemplated by this Section 7.6(b) within two (2) Business Days of receipt of such Payment Request Form or Forms.

          (c) Resolution of Outstanding Claims Following the Release Date. Following the Release Date, upon resolution of any Outstanding Claim without full payment of such Outstanding Claim to Parent, all or such portion of such Outstanding Claim that is not paid to Parent shall be distributed from the Escrow Account to the Agent's Escrow Account. Each of Parent and the Stakeholder Representative hereby agree that it shall execute and deliver to the Escrow Agent Payment Request Form or Forms with respect to such amount not later than two (2) Business Days following the resolution without payment to Parent of all or any portion of such Outstanding Claim. Following the resolution of the last Outstanding Claim, all remaining Escrow Funds shall be distributed from the Escrow Account to the Agent's Escrow Account. Each of Parent and the Stakeholder Representative hereby agree that it shall execute and deliver to the Escrow Agent a Payment Request Form or Forms with respect to the remaining Escrow Funds not later than two (2) Business Days following the resolution of the last remaining Outstanding Claim following the Release Date.


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                                  ARTICLE VIII

                            TERMINATION AND EXPENSES

          Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as provided below, notwithstanding any approval of this Agreement by the shareholders of the Company):

          (a) by mutual written consent of the Company and Parent;

          (b) by either the Company or Parent,

               (i) if the Merger has not been consummated as of March 1, 2006, (the "End Date"); provided, however, that if the waiting period under the HSR Act has not expired or been terminated by March 1, 2006, and the condition to the Merger set forth in Section 6.1(b) shall not have been fulfilled but all other conditions to the Merger shall have been fulfilled or shall be capable of being fulfilled, then either party may (on one or more occasions) by written notice delivered to the other party on or prior to March 1, 2006, extend the End Date to July 31, 2006 and, in the case of such an extension, all references in this Agreement to the End Date shall mean July 31, 2006;

               (ii) if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any Restraint enjoining Parent, Merger Subsidiary or the Company from consummating the Merger is entered and such Restraint shall become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) is not available to a party that has not fulfilled its obligations under Section 5.5; or

               (iii) if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2(a) (in the case of a breach by the Company), or Section 6.3(a) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the End Date.

The party desiring to terminate this Agreement pursuant to clause (b) of this
Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision hereof pursuant to which such termination is effected.

          Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability or further obligation on the part of any party hereto except (a) that this Section 8.2, Section 5.3(b), Section 8.3, Article IX and the agreements contained in the Confidentiality Agreement (to the extent set forth therein), shall survive the termination hereof, (b) that no such termination shall (i) relieve any party of any liability or damages


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resulting from any willful or intentional breach by that party of its covenants under this Agreement to be performed prior to the Closing Date or (ii) relieve Parent or Merger Subsidiary from liability to the Company or the Stakeholders for any breach of Section 4.8 or Section 5.13 (whether such breach is willful or intentional, or not willful and not intentional) and (c) that Parent and Merger Subsidiary acknowledge and agree that any failure of Parent or Merger Subsidiary for any reason to obtain the Funds, or to be in a position to immediately satisfy the Funding Obligations, in either case on or prior to the Financing Deadline shall be a material breach by Parent and Merger Subsidiary of this Agreement, and Parent and Merger Subsidiary shall be liable to the Company and the Stakeholders for such breach notwithstanding any termination of this Agreement.

          Section 8.3 Fees and Expenses.

          (a) Other than as specifically provided in this Section 8.3 or as required by applicable Law, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated, except that (i) all printing, mailing and related expenses incurred in connection with the printing and mailing of the Information Statement shall be shared equally by Parent and the Company and (ii) filing fees payable under or pursuant to the HSR Act shall be shared equally by Parent and the Company, in the case of clause (i) or (ii) whether or not the Merger is consummated.

          (b) At least two (2) Business Days prior to Closing, the Company shall deliver to Parent in writing a certificate setting forth (i) the amount of Company Transaction Expenses, estimated, in good faith, by the Company that are expected to remain unpaid as of the Closing Date and (ii) a list of each Person entitled to any Company Transaction Expenses, including wire transfer or other payment information. At the Closing, unless the Company shall have previously paid such Company Transaction Expenses, Parent shall cause the payment (in accordance with the certificate delivered by the Company in accordance with this
Section 8.3(b)) of the Company Transaction Expenses directly to those Persons so designated by the Company.

                                   ARTICLE IX

                                  MISCELLANEOUS

          Section 9.1 Independent Investigation. Each of Parent and Merger Subsidiary has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and any financial statements relating to the Company, and acknowledges that the Company has provided Parent with access to the personnel, properties, premises and books and records of the Company for this purpose. In entering into this Agreement and each of the Ancillary Agreements, each of Parent and Merger Subsidiary has relied solely upon its own investigation and analysis, and each of Parent and Merger Subsidiary acknowledges and agrees (i) that, except for the specific representations and warranties of the Company contained in Article III hereof, none of


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the Company or its Affiliates nor any of their respective shareholders, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any statement, certificate, document or agreement delivered pursuant to Article II hereof and any financial statements and any projections, estimates or other forward-looking information); provided (including in any management presentations, information or descriptive memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent, Merger Subsidiary or any of their Affiliates, shareholders, controlling persons or Representatives and (ii) that, to the fullest extent permitted by applicable Law, the Company and its Affiliates and their respective Subsidiaries, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Subsidiary or their Affiliates or any of their respective Subsidiaries, shareholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent, Merger Subsidiary or their Affiliates or any of their respective Subsidiaries, shareholders, controlling persons or Representatives, including in respect of the specific representations and warranties of the Company set forth in Article III of this Agreement, except as and only to the extent expressly set forth in
Article III hereof with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement.

          Section 9.2 Non-survival of Parent Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary contained in
Article IV of this Agreement shall survive the Closing for twenty-four (24) months, it being understood that in the event that any claims with respect to a breach by Parent or Merger Subsidiary of their representations and warranties shall survive until such time as such claim is finally resolved.

          Section 9.3 Amendments; No Waivers.

          (a) Any provision of this Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the Exhibits hereto) may be amended or waived prior to the Effective Time, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the receipt of Requisite Stockholder Approvals, if any such amendment or waiver shall by Law or in accordance with the rules and regulations of the applicable national securities exchange require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.


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          Section 9.4 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given upon receipt when delivered in Person, by facsimile (receipt confirmed) or by overnight courier or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Merger Subsidiary, to:

               Matria Healthcare, Inc.
               1850 Parkway Place, Suite 1200
               Marietta, Georgia 30067
               Attention: General Counsel
               Facsimile No.: (770) 767-7769

               with a copy (which shall not constitute notice) to:

               Troutman Sanders LLP
               600 Peachtree Street, Suite 5200
               Atlanta, Georgia 30308
               Attention: James L. Smith III, Esq.
               Facsimile No.: (404) 962-6687

          (b) if to the Company, to:

               CorSolutions Medical, Inc.
               9500 W. Bryn Mawr Ave, Suite 500
               Rosemont, IL 60018
               Attention: President and Chief Operating Officer
               Facsimile No.: (847) 671-6854

               with a copy (which shall not constitute notice) to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               Four Times Square
               New York, New York 10036-6522
               Attention: Paul T. Schnell, Esq.
               Facsimile No.: (212) 735-2000

          Section 9.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

          Section 9.6 Governing Law. This Agreement, including all matters of construction, validity and performance, shall be construed in accordance with and


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

governed by the Laws of the State of Delaware (without regard to principles of conflicts of Laws).

          Section 9.7 Consent to Jurisdiction. Except as provided in Sections
2.9 (Post-Closing Adjustment of Initial Merger Consideration), 5.12(h) (Tax Disputes), 7.4 (Escrow Fund Disputes) and 7.5 (BIPA Claims) herein, each of the parties hereto: (a) irrevocably consents to submit itself to the personal jurisdiction of any state or federal court of competent jurisdiction located in the City of Wilmington in the State of Delaware, for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that, except in any action brought against the party in another jurisdiction by an independent third party, it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal court of competent jurisdiction located in the City of Wilmington in the State of Delaware, except for the purpose of enforcing any award or decision. For the avoidance of doubt, except for claims for specific performance arising after the date hereof and prior to the Closing, any claims arising out of this Agreement, or the breach, termination or validity thereof, shall be finally and exclusively determined by arbitration in accordance with Sections 2.9 (Post-Closing Adjustment of Initial Merger Consideration), 5.12(h) (Tax Disputes), 7.4 (Escrow Fund Disputes) or 7.5 (BIPA Claims).

          Section 9.8 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.

          Section 9.9 Entire Agreement. This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the Exhibits hereto), the Confidentiality Agreement and the Escrow Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof and thereof.

          Section 9.10 Third Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such permitted successors and assigns, any legal or equitable rights hereunder; provided, however, that the parties hereto specifically acknowledge and agree that (i) the provisions of Section 5.10 hereof are intended to be for the benefit of, and shall be enforceable by, all current or former directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) affected thereby and (ii) this Agreement is intended to be for the benefit of, and shall be enforceable in all respects by, the Stakeholders.

          Section 9.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          Section 9.12 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 9.13 No Setoff. Each of the parties hereto acknowledges and agrees (on their own behalf and on behalf of its Affiliates) that it and its Affiliates shall have no right hereunder or pursuant to applicable Law to, and will not, offset any amounts due and owing (or to become due and owing) under this Agreement or any Ancillary Agreement to any other party hereto or thereto or such party's Affiliates against any amounts due and owing from such other party or such other party's Affiliates under this Agreement, any Ancillary Agreement or any other agreement, contract or understanding.

          Section 9.14 Construction.

          (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) unless otherwise specified herein, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person, (ii) the term "including" shall mean "including, without limitation," (iii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iv) the words "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Company Disclosure Letter, the Parent Disclosure Letter and the Exhibits hereto) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified, (v) the words "date


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

hereof" shall mean December 14, 2005, (vi) the word "or" shall not be exclusive and (vii) Parent, Merger Subsidiary and the Company will be referred to herein individually as a "party" and collectively as "parties" (except where the context otherwise requires).

          (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          (c) Any reference to any federal, state, local or non-United States Law shall be deemed also to refer to all rules and regulations promulgated thereunder and any predecessor or successor Law, rules and regulations, in each case as amended or as otherwise modified from time to time, unless the context otherwise requires.

                            [Signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        CORSOLUTIONS MEDICAL, INC.


                                        By: /s/ Angus M. Duthie
                                            ------------------------------------
                                        Name: Angus M. Duthie
                                        Title: Chairman & CEO


                                        MATRIA HEALTHCARE, INC.


                                        By: /s/ Parker H. Petit
                                            ------------------------------------
                                        Name: Parker H. Petit
                                        Title: Chairman & CEO


                                        CORAL ACQUISITION CORP.


                                        By: /s/ Parker H. Petit
                                            ------------------------------------
                                        Name: Parker H. Petit
                                        Title: Chairman & CEO


                                        CORAL SR LLC


                                        By: /s/ Edgar F. Heizer, III
                                            ------------------------------------
                                        Name: Edgar F. Heizer, III
                                        Title: Manager

                      [Signature Page to Merger Agreement]

                                                                  EXECUTION COPY

                                ESCROW AGREEMENT

     ESCROW AGREEMENT (this "Agreement"), dated as of January 19, 2006, by and among Matria Healthcare, Inc. a Delaware corporation ("Parent"), Coral SR LLC, (the "Stakeholder Representative"), and Wells Fargo Bank, N.A. (the "Escrow Agent"). Parent, the Stakeholder Representative and the Escrow Agent are sometimes referred to herein as a "Party" and, collectively, as the "Parties."

                                    RECITALS:

     WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of December 14, 2005, by and among CorSolutions, Inc., a Delaware corporation (the "Company"), Parent and Coral Acquisition Corp., a newly formed Delaware corporation and an indirect wholly owned subsidiary of the Company ("Merger Subsidiary"), and the Stakeholder Representative, a copy of which without the schedules or exhibits thereto is attached hereto as Exhibit 1 ("Merger Agreement"), Merger Subsidiary will merge with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent;

     WHEREAS, the Stakeholder Representative has been designated as the agent and representative of the Stakeholders for purposes of the Merger Agreement, this Agreement and other various matters described in the Agent's Escrow Agreement;

     WHEREAS, the Parties desire to specify and clarify their rights and responsibilities with respect to the Escrow Amount (as defined below);

     WHEREAS, Parent and the Stakeholders have requested the Escrow Agent to accept from the Company cash in the amount of Twenty Million Three Hundred Thousand Dollars ($20,300,000) (the "Escrow Amount") and to hold it in escrow pursuant to the terms of this Agreement; and

     WHEREAS, the Escrow Agent is willing to serve in such capacity, but only pursuant to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, intending to be legally bound hereby, the Parties hereto agree as follows:

     1. Definitions.

          1.1. As used in this Agreement, the following terms shall have the meanings set forth below:

          "Agreement" means this Escrow Agreement.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in Chicago, Illinois or Minneapolis, Minnesota. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

          "Certificate" has the meaning set forth in Section 5.1(b).

          "Claim" has the meaning set forth in Section 5.2.

          "Eligible Investments" has the meaning set forth in Section 11.1.

          "Escrow Account" has the meaning set forth in Section 4.1.

          "Escrow Agent" has the meaning set forth in the Preamble.

          "Escrow Funds" has the meaning set forth in Section 4.1.

          "Escrow Amount" has the meaning set forth in the Recitals.

          "Final Determination" means a final and nonappealable judgment or award of an arbitrator, arbitration panel or court of competent jurisdiction, as applicable, establishing a Party's right to all or a portion of the Escrow Funds. The Parties agree that (i) the decision of the Settlement Accountant pursuant to Section 2.9 of the Merger Agreement, (ii) a resolution by the Tax Arbitrator of a claim against the Escrow Fund pursuant to Section 5.12, (iii) an award pursuant to Section 7.4 of the Merger Agreement and (iv) the decision of the BIPA Arbitrator pursuant to Section 7.5 of the Merger Agreement shall each be a Final Determination without further right of appeal as set forth in such sections of the Merger Agreement.

          "Claim Notice" has the meaning set forth in Section 5.2.

          "Merger Agreement" has the meaning set forth in the Recitals.

          "Parent" has the meaning set forth in the Preamble.

          "Stakeholder Representative" has the meaning set forth in the Recitals.

          1.2. Capitalized terms used but not defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

     2. Appointment of Escrow Agent. Parent and the Stakeholder Representative, on behalf of the Stakeholders, hereby jointly appoint the Escrow Agent to act as an escrow agent as provided herein, and the Escrow Agent hereby accepts such appointment.

     3. Stakeholder Representative.

          3.1. The Parties acknowledge that the Stakeholder Representative is authorized to act as the agent and representative in the name and on behalf of all of the Stakeholders in all matters necessary to carry out the terms and conditions of this Agreement.

          3.2. The Escrow Agent may act upon the directions, instructions and notices of the Stakeholder Representative named above and, thereafter, upon the resignation, death or incapacity of the Stakeholder Representative, his replacement appointed pursuant to Section 2.4 of the Merger Agreement.

     4. Delivery of Escrow Amount.

          4.1. Parent acknowledges that, concurrently with the execution and delivery of this Agreement, Parent is depositing the Escrow Amount in an account (the "Escrow Account") with the Escrow Agent. The funds in the Escrow Account, together with any interest or other income received from or earned thereon and as reduced by any distributions therefrom pursuant hereto, are hereinafter referred to as the "Escrow Funds."

          4.2. During the term of this Agreement, the Escrow Agent will invest the Escrow Funds as provided in Section 11.

     5. Disbursement of the Escrow Funds. The Escrow Agent will hold the Escrow Funds and, subject to the Escrow Agent's rights in Section 9, make disbursements therefrom as follows:

          5.1. The Escrow Agent shall disburse Escrow Funds on deposit in the Escrow Account to Parent, the Stakeholder Representative (or as directed by the Stakeholder Representative) or both, as the case may be, within two (2) Business Days following receipt of:

               (a) one or more fully executed Payment Request Forms in substantially the form attached hereto as Exhibit 2, executed by Parent and the Stakeholder Representative, and otherwise pursuant to the terms hereof. Upon receipt of a Payment Request Form, the amounts specified therein shall be paid by the Escrow Agent within (2) Business Days directly to the Party or Parties entitled to payment as specified in the Payment Request Form. Each of Parent and the Stakeholder Representative hereby agree that within two (2) Business Days after final resolution of any matter pursuant to Sections 2.9, 5.12 and 7.5 of the Merger Agreement, Parent and the Stakeholder Representative shall execute a Payment Request Form or Forms directing the Escrow Agent to make the disbursements of Escrow Funds within two (2) Business Days of receipt of such Payment Request Form or Forms; or

               (b) a copy of a Final Determination setting forth a Party's right to the Escrow Funds, together with a Certificate in substantially the form attached hereto as Exhibit 3 (a "Certificate").

          5.2. Indemnification. If Parent asserts a claim for Damages pursuant to Section 7.2 of the Merger Agreement (a "Claim") against the Stakeholders pursuant to the Merger Agreement, which Parent agrees it will do only in good faith, Parent shall send a copy of written notice of such Claim (a "Claim Notice") at the same time to the Escrow Agent and to the Stakeholder Representative. In the case of a Claim Notice in respect of a Third Party Claim, such Claim Notice shall specify the nature of such Action and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Action). In submitting such Claim to the Escrow Agent, Parent shall account for any applicable threshold, exclusion or cap and other limitation on Damages provided for in the Merger Agreement. Whenever Parent sends such a Claim Notice, the Parties shall comply with the procedures set forth herein.

               (a) The Escrow Agent shall immediately confirm in writing to the Stakeholder Representative (a "Confirmation") the date on which the Escrow Agent received the Claim Notice. Concurrently with its delivery of the Confirmation the Escrow Agent will deliver a copy of the Claim Notice to the Stakeholder Representative. If the Stakeholder Representative decides, in its sole and absolute discretion, to dispute the Claim described in the Claim Notice, the Stakeholder Representative shall, on or before the thirtieth (30th) day following the Stakeholder Representative's receipt of the Confirmation and the Claim Notice, send to the Escrow Agent and Parent a written objection to such Claim.

               (b) If the Escrow Agent does not receive from the Stakeholder Representative a written objection to such Claim Notice on or before the thirtieth (30th) day following the Stakeholder Representative's receipt of the Confirmation and the Claim Notice, then the Escrow Agent shall make a disbursement to Parent from the Escrow Funds in the amount of the Claim described in such Claim Notice. If the Escrow Agent receives a timely written objection to only a portion of a Claim Notice, then the Escrow Agent shall make a disbursement to Parent from the Escrow Funds in the amount of the Claim not subject to the written objection.

               (c) If the Escrow Agent receives from the Stakeholder Representative a written objection to such Claim on or before the thirtieth
(30th) day following the Stakeholder Representative's receipt from the Escrow Agent of notice of receipt of the Confirmation and the Claim Notice, the Escrow Agent shall hold the funds subject to such dispute until a Payment Request Form or Forms executed by Parent and the Stakeholder Representative directing the Escrow Agent to make the disbursements of Escrow Funds within two (2) Business Days of receipt of such Payment Request Form or Forms or a Final Determination and a Certificate is delivered with respect thereto.

          5.3. Timed Release of Escrow Funds.

          (a) Interim Release Date. On the date which is the later of (i) two
(2) Business Days following payment of the BIPA Refund Amount pursuant to
Section 7.5 of the Merger Agreement, if any, or the determination by the BIPA Arbitrator that Parent is not entitled to a BIPA Refund Amount, and (ii) the twelve (12) month anniversary of the Closing Date (such later date, the "Interim Distribution Date"), all Escrow Funds in excess of Ten Million Dollars ($10,000,000) that are not the subject of a Claim Notice, a Specified Claim Notice or a dispute pursuant to Section 2.9 or 5.12 that has not been resolved (an "Outstanding Claim") shall be distributed by the Escrow Agent from the Escrow Account to the Agent's Escrow Account. Each of Parent and the Stakeholder Representative hereby agree that it shall, not later than two (2)

Business Days following the Interim Distribution Date, execute and deliver to the Escrow Agent a Payment Request Form or Forms (as such term is defined in the Escrow Agreement) directing that the Escrow Agent make disbursements of Escrow Funds contemplated by this Section 5.3(a) within two (2) Business Days of receipt of such Payment Request Form or Forms.

          (b) Release Date. On the date which is the twenty four (24) month anniversary of the Closing Date (the "Release Date") all Escrow Funds that are not the subject of an Outstanding Claim shall be distributed by the Escrow Agent from the Escrow Account to the Agent's Escrow Account. Each of Parent and the Stakeholder Representative hereby agree that it shall, not later than two (2) Business Days following the Release Date, execute and deliver to the Escrow Agent a Payment Request Form or Forms (as such term is defined in the Escrow Agreement) directing that the Escrow Agent make disbursements of Escrow Funds contemplated by this Section 5.3(b) within two (2) Business Days of receipt of such Payment Request Form or Forms.

          (c) Resolution of Outstanding Claims Following the Release Date. Following the Release Date, upon resolution of any Outstanding Claim without full payment of such Outstanding Claim to Parent, all or such portion of such Outstanding Claim that is not paid to Parent shall be distributed from the Escrow Account to the Agent's Escrow Account. Each of Parent and the Stakeholder Representative hereby agree that it shall execute and deliver to the Escrow Agent Payment Request Form or Forms with respect to such amount not later than two (2) Business Days following the resolution without payment to Parent of all or any portion of such Outstanding Claim. Following the resolution of the last Outstanding Claim, all remaining Escrow Funds shall be distributed by the Escrow Agent from the Escrow Account to the Agent's Escrow Account. Each of Parent and the Stakeholder Representative hereby agree that it shall execute and deliver to the Escrow Agent a Payment Request Form or Forms with respect to the remaining Escrow Funds not later than two (2) Business Days following the resolution of the last remaining Outstanding Claim following the Release Date.

     6. Payments from the Escrow Funds.

          6.1. The Escrow Agent shall make no payments from the Escrow Funds unless permitted pursuant to Section 5.

          6.2. Any amounts payable by the Escrow Agent under this Agreement shall be paid by bank check or by wire transfer, as specified in the Payment Request Form or Final Determination received by the Escrow Agent. In the event funds transfer instructions are given (other than in writing at the time of the execution of the Agreement), such instructions shall be in writing by the person or persons designated on Exhibit 4 hereto and the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit 4 hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The Parties to this Agreement acknowledge that such security procedure is commercially reasonable. It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by any Party hereto to identify (i) the beneficiary, (ii) the beneficiary's bank or (iii) an intermediary bank. The Escrow Agent may apply funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank, or an intermediary bank, designated.

          6.3. All interest and other income received from or earned on the Escrow Funds shall become a part of the Escrow Funds and be paid in accordance with the other terms of this Agreement.

     7. Tax Matters.

          7.1. The Parties agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Funds shall be allocable to Parent and so reported to the Internal Revenue Service and any other applicable taxing authority, except to the extent that any law or regulation should otherwise require.

          7.2. Parent agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent on or prior to the date hereof. Parent understands that, in the event its tax identification number is not certified to the Escrow Agent, the Internal Revenue Code may require withholding of a portion of any interest or other income earned on the investment of the Escrow Funds, in accordance with the Internal Revenue Code, as amended from time to time.

          7.3. The Escrow Agent shall distribute quarterly to Parent amounts intended to cover the potential federal, state or local tax obligations of Parent on account of the cumulative allocation to Parent of taxable income attributable to the interest and other income earned on the Escrow Funds. Such distributions shall be made with respect to each quarter prior to the date that United States taxpayers are required to make estimated federal tax payments with respect to such quarter, as soon as practical after receipt by the Escrow Agent of a written request of Parent, with a copy to the Stakeholder Representative. For purposes of the foregoing, such federal, state and local tax obligations of the Parent shall be assumed to equal an effective combined federal and state income tax rate equal to thirty-five percent (35%) or such other rate as provided in an amendment to this Agreement pursuant to Section 21 hereof.

          7.4. The Escrow Agent shall report to the Internal Revenue Service against Parent, as of each calendar year-end, all income earned from the Escrow Funds, whether or not such income has been distributed during such year, as and to the extent required by law. Parent shall prepare and file any necessary tax returns with respect to income earned on the Escrow Funds, and the Escrow Agent shall have no duty to prepare or file any tax returns with respect to the Escrow Account.

          7.5. Parent shall pay all taxes payable on income earned from the investment of the Escrow Funds, whether or not the Escrow Agent distributed the income during any particular year.

     8. Escrow Agent's Duties.

          8.1. The Escrow Agent's duties are entirely ministerial and not discretionary, and the Escrow Agent will be under no duty or obligation to give any notice, or to do or to omit the doing of any action with respect to the Escrow Funds, except to give notice, make disbursements and invest the Escrow Funds in accordance with the terms of this Agreement.

          8.2. The Escrow Agent will neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document among the other Parties hereto, in connection herewith, including without limitation the Merger Agreement (other than for terms used and not otherwise defined herein but defined therein), and will be required to act only pursuant to the terms and provisions of this Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent will be inferred from the terms of this Agreement, the Merger Agreement or any other agreement.

          8.3. The Escrow Agent will not be liable for any error in judgment or any act or steps taken or permitted to be taken in good faith, or for any mistake of law or fact, or for anything it may do or refrain from doing in connection with this Agreement, except for its own willful misconduct or gross negligence. As to any legal questions arising in connection with the administration of this Agreement, the Escrow Agent may consult with and rely absolutely upon the opinions give to it by counsel (including internal counsel) and shall be free of liability for acting in reliance on such opinions.

          8.4. The Escrow Agent will not be required in any way to determine the validity, genuineness, authenticity or sufficiency, whether in form or substance, of any instrument, document, certificate, statement or notice referred to in this Agreement or contemplated by this Agreement, or the identity or authority of the persons executing it, and it will be sufficient if any writing purporting to be such instrument, document, certificate, statement or notice is delivered to the Escrow Agent and purports to be correct in form and signed or otherwise executed by the Party or Parties required to sign or execute it under this Agreement. The Escrow Agent reserves the right, but shall in no way be obligated, to call upon the Parties, or any of them, for written instructions before taking any actions hereunder.

          8.5. During the term of this Agreement, the Escrow Agent shall not exercise on its own behalf any right of set-off against, or enforce any lien on, the Escrow Funds, except such right or lien as may arise in connection with this Agreement, particularly Sections 10 and 13 hereof.

          8.7 IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

          8.8 Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.

     9. Disputes.

          9.1. It is understood and agreed that should any dispute arise with respect to the payment and/or ownership or right of possession of the Escrow Funds, or should the Escrow Agent be uncertain as to what action to take with respect to the Escrow Funds, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of the Escrow Funds until such dispute or uncertainty shall have been settled either by mutual agreement by the Parties (as evidenced by a written agreement among them) or by a Final Determination.

          9.2. If the Escrow Agent becomes involved in litigation by reason of this Agreement, or if the Escrow Agent reasonably believes, in its sole discretion, that it may become involved in litigation, the Escrow Agent is authorized to institute a bill of interpleader in a court in Wilmington, Delaware to determine the rights of the Parties and to deposit the Escrow Funds with the court in accordance with Delaware law. Upon deposit of the Escrow Funds with the court, the Escrow Agent shall stand fully relieved and discharged of any further duties as Escrow Agent.

          9.3. If a bill of interpleader is instituted, or if the Escrow Agent is threatened with litigation or becomes involved in litigation in any manner whichever on account of this Agreement or the Escrow Funds, Parent and the Stakeholder Representative, jointly and severally, shall pay the Escrow Agent its reasonable attorneys' fees and any other disbursements, expenses, losses, costs and damages incurred by the Escrow Agent in connection with or resulting from such threatened or actual litigation. All costs and expenses of such dispute will be charged to the non-prevailing Party in such dispute, unless such non-prevailing Party is a third Party, in which case the Escrow Agent's costs and expenses will be charged to and paid out of the Escrow Funds, and to the extent the Escrow Funds are insufficient, will be charged equally to Parent, on the one hand, and the Stakeholder Representative, on the other hand; provided, that the Stakeholder Representative's obligations pursuant to this Section 9.3 shall be satisfied only from and shall not exceed the amount of funds, if any, held pursuant to the Agent's Escrow Agreement.

          9.4. In the event that the Escrow Agent is directed pursuant to
Section 5 hereof to disburse to the Stakeholders any portion of the Escrow Funds, the disbursement of which the Escrow Agent had previously withheld pursuant to this section, the Escrow Agent shall disburse such amount to, or as directed by, the Stakeholder Representative. In the event that the Escrow Agent is directed pursuant to Section 5 hereof to disburse to Parent any portion of the Escrow Funds, the disbursement of which the Escrow Agent had previously withheld pursuant to this section, the Escrow Agent shall disburse such amount to Parent.

     10. Indemnity. Parent and the Stakeholder Representative jointly and severally agree to hold the Escrow Agent harmless and to indemnify the Escrow Agent against any loss, liability, expenses (including reasonable outside and inhouse attorney's fees and expenses and fees and expenses of experts and their staffs), proceeding, penalty, cost, claim, or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement ("Losses"), unless such Losses shall have been finally adjudicated to have been primarily caused by the willful misconduct or gross negligence of the Escrow Agent. Notwithstanding anything in this Agreement to the contrary, the Escrow Agent shall be entitled to set-off against the Escrow Funds and apply such set-off to payment of such fees and disbursements and other liabilities and obligations hereunder. The foregoing indemnities in this paragraph shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. The indemnity by the Stakeholder Representative set forth in this Section 10 is not personal to the Stakeholder Representative and shall be satisfied only from and shall not exceed the amount of funds, if any, held pursuant to the Agent's Escrow Agreement.

     11. Investment.

          11.1. As used in this section, "Eligible Investments" include one or more of the following obligations or securities, but only to the extent that such obligations or securities mature within thirty (30) calendar days or such longer time as the Stakeholder Representative and Parent shall determine, such longer maturities not to exceed eighteen months from the Closing Date: (a) direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof, (b) money market funds investing primarily in the obligations or securities listed in clause (a) above or repurchase agreements fully collateralized by direct obligations of the United States of America and
(c) demand or time deposits, money market accounts and interest bearing accounts of a bank or trust company organized under the laws of the United States of America or any state thereof and having capital and surplus in excess of One Billion Dollars ($1,000,000,000).

          11.2. The Escrow Agent will invest the Escrow Funds in such Eligible Investments as the Stakeholder Representative and Parent, from time to time, shall jointly instruct the Escrow Agent in writing, and in the absence of any such instruction, shall invest in the Wells Fargo Advantage, Government Money Market Fund. Earnings upon Eligible Investments shall be deemed part of the Escrow Funds, shall be deposited in the Escrow Account and shall be disbursed in accordance with the terms of this Agreement. The Escrow Agent shall have no responsibility or liability for any diminution which may result from any investments or reinvestments made in accordance with this Agreement.

          11.3. The Parties acknowledge and agree that the Escrow Agent will not provide supervision, recommendations or advice relative to either the investment of the Escrow Funds or the purchase, sale, retention or other disposition of any Eligible Investment.

          11.4. The Escrow Agent is hereby authorized to execute purchases and sales of Eligible Investments through its own trading or capital markets operations. The Escrow Agent shall send statements to Parent and the Stakeholder Representative reflecting activity for the Escrow Account for the preceding month within fifteen (15) days after the last day of each month. Although the Parties acknowledge that they may obtain a broker confirmation or written statement containing comparable information at no additional cost, each Party hereby agrees that confirmations of Eligible Investments are not required to be issued by the Escrow Agent for each period in which a statement is provided.

          11.5. Any loss or expense incurred from an Eligible Investment shall be borne by the Escrow Funds.

     12. Resignation.

          12.1. The Escrow Agent may resign upon thirty (30) calendar days' prior written notice to the Stakeholder Representative and Parent, and, upon joint instructions from the Stakeholder Representative and Parent, will deliver the Escrow Funds to any designated substitute Escrow Agent selected by the Stakeholder Representative and Parent. If the Stakeholder Representative and Parent fail to designate a substitute Escrow Agent within 15 calendar days after receipt of such notice, the Escrow Agent may, at its sole discretion, institute a bill of interpleader as contemplated by Section 9 above for the purpose of having an appropriate court designate a substitute Escrow Agent.

          12.2. Any company into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any company resulting from any merger, conversion or consolidation to which it shall be a Party, or any company to which the Escrow Agent may sell or transfer all or substantially all of its corporate trust business shall be the successor to the Escrow Agent without the execution or filing of any paper or the performance of any further act, notwithstanding anything herein to the contrary.

     13. Compensation. Parent and Stakeholders agree that the fees and expenses of the Escrow Agent, including any investment fees and other investment-related charges, for services rendered, including the basic fees set forth in Exhibit 5 attached hereto, shall be paid out of the Escrow Funds. In the event that the Escrow Funds shall be insufficient to pay the fees and expenses of the Escrow Agent, 50% of such fees and expenses shall be payable by Parent and 50% of such fees and expenses shall be payable by the Stakeholder Representative, provided that the Stakeholder Representative's obligations pursuant to this Section 13 shall not exceed the amount of funds, if any, held pursuant to the Agent's Escrow Agreement. The Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets hereunder, with respect to its unpaid fees and nonreimbursed expenses, superior to the interests of any other person. The Escrow Agent shall be entitled and is hereby granted the right to set off and deduct any unpaid fees, nonreimbursed expenses and/or unsatisfied indemnification rights from amounts on deposit in the Escrow Account.

     14. Termination. Upon delivery of all amounts constituting the Escrow Funds as provided in Section 5 and the resolution of all disputes, if any, covered by
Section 9, this Agreement shall terminate except for the provisions of Section 9 (with respect to payment of the Escrow Agent's expenses), Section 10 and Section 13.

     15. Notices.

          15.1. All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing and shall be (a) personally delivered, (b) sent by overnight courier or by registered mail, return receipt requested, postage prepaid or (c) sent by telephonic facsimile transmission, or scanned email, with confirmatory copies mailed by registered mail, return receipt requested, postage prepaid. All such communications shall be addressed as follows:

          If to the Stakeholder     Edgar F. Heizer, III
             Representative:        Coral SR LLC
                                    272 Market Square, Suite 2718
                                    Lake Forest, IL 60045
                                    Fax: (847) 283-8710

          With a copy to:           Dewey B. Crawford
                                    Foley & Lardner LLP
                                    321 North Clark Street
                                    Chicago, IL 60610-4764
                                    Fax: (312) 832-4700

          If to Parent:             Matria Healthcare, Inc.
                                    1850 Parkway Place, Suite 1200
                                    Marietta, GA 30067
                                    Attention: General Counsel
                                    Fax: (770) 767-7769

          With a copy to:           Troutman Sanders LLP
                                    600 Peachtree Street, Suite 5200
                                    Atlanta, GA 30308
                                    Attention: James L. Smith III, Esq.
                                    Fax: (404) 962-6687

          If to the Escrow Agent:   Wells Fargo Bank, N.A.
                                    Corporate Trust Services
                                    Sixth and Marquette; MAC N9303-120
                                    Minneapolis, Minnesota 55479
                                    Attention: Peter F. Finkel
                                    Fax: (612) 667-9825

          15.2. From time to time either Party may designate a new address or facsimile number for the purpose of notice hereunder by notice to the other Party in accordance with the provisions of this Section 15.

     16. Choice of Laws; Cumulative Rights. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to the choice of law provisions thereof. The rights and remedies provided to each Party hereunder are cumulative and will be in addition to the rights and remedies otherwise available to such Party under this Agreement, any other agreement or applicable law.

     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute an original.

     18. Successors and Assigns. This Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Section 12.2, this Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the Parties hereto. No assignment of the interest of any of the Parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and acknowledged by the Escrow Agent.

     19. Headings. The Section headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

     20. Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     21. Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Parties hereto.

     22. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the Parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

                                        PARENT:

                                        MATRIA HEALTHCARE, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        STAKEHOLDER REPRESENTATIVE:

                                        CORAL SR LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ESCROW AGENT:

                                        WELLS FARGO BANK, N.A., as Escrow Agent


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                          EXHIBIT 1 TO ESCROW AGREEMENT

                                Merger Agreement

                          EXHIBIT 2 TO ESCROW AGREEMENT

                              PAYMENT REQUEST FORM

[Date]

[Escrow Agent]
Attention: ___________

     Re:Escrow No. ____________ ("Escrow")

Ladies and Gentlemen:

     The undersigned hereby certify that:

     (1) Demand for payment as provided per the terms and conditions of that certain Escrow Agreement dated January 19, 2006 is hereby made in the amount of $ ____________ to [Name of Parent/Stakeholder Representative, receiving Party] [and $ _____________ to [Name of Parent/Stakeholder Representative, receiving Party]]. [The demand is in respect of Section _____ of the Escrow Agreement.]

     (2) Please direct payment by wire transfer[s] as follows:

          $_____________ to

          [Depository Bank]
          [Depository Bank Address]
          ABA No. _________________
          Acct. No. _________________
          For Benefit of: _____________

          [and, $_____________ to

          [Depository Bank]
          [Depository Bank Address]
          ABA No. _________________
          Acct. No. _________________
          For Benefit of: _____________]

     (3) With respect to the drawing referred to in this Payment Request Form, the [aggregate] amount demanded hereby does not exceed one hundred percent (100%) of the Escrow Funds valued as of the date hereof.

Parent


By:                                     Date:
    ---------------------------------         --------------------
Name:
      -------------------------------
Title:
       ------------------------------


STAKEHOLDER REPRESENTATIVE,
as representative:


By:                                     Date:
    ---------------------------------         --------------------
Name:
      -------------------------------

                          EXHIBIT 3 TO ESCROW AGREEMENT

                                   CERTIFICATE

     The undersigned certifies that [he/she] is the [Title] of [Party] and that, as such, [he/she] is authorized to execute this certificate in the name of and on behalf of [Party], and, with reference to Section 5.[__][__] of the Escrow Agreement (the "Escrow Agreement"), dated as of January 19, 2006, by and among Matria Healthcare, Inc., a Delaware corporation ("Parent"), Coral SR LLC, (the "Stakeholder Representative"), and Wells Fargo Bank, N.A. (the "Escrow Agent"), further certifies that the attached [Description of Final Determination] is a true and correct, final and non-appealable determination of [__], a Person authorized to make such Final Determination pursuant to the terms of the Merger Agreement.

     IN WITNESS WHEREOF, I have signed this certificate the [__] day of [___], 200[__].


                                        ----------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                          EXHIBIT 4 TO ESCROW AGREEMENT

                        TELEPHONE NUMBERS AND DESIGNATED
                  PERSONS TO CONFIRM WIRE TRANSFER INSTRUCTIONS

If to Parent:

Name                         Telephone Number
----                         ----------------
1. Stephen M. Mengert, CFO     770-767-7055
2. Joseph Blankenship,         770-767-8908
   Corporate Controller

If to Stakeholder Representative, as representative

Name                                         Telephone Number
----                          ----------------------------------------------
1. E. F. (Skip) Heizer, III   847-283-8700, ext. 200, or 847-899-1890 (cell)

                          EXHIBIT 5 TO ESCROW AGREEMENT

                  [basic fees and expenses of the Escrow Agent]

                                                                       EXHIBIT B
                                                             TO MERGER AGREEMENT

                               Knowledge of Parent

Chairman and Chief Executive Officer

President and Chief Operating Officer

Vice President - Finance and Chief Financial Officer

                                                                       EXHIBIT C
                                                             TO MERGER AGREEMENT

                            Knowledge of the Company

Chairman and Chief Executive Officer

President and Chief Operating Officer

Executive Vice President and Chief Financial Officer

                                                                       EXHIBIT D
                                                             TO MERGER AGREEMENT

                         Definition of "Working Capital"
                   and Calculation of "Target Working Capital"

Pursuant to Section 2.9(a) of the Agreement and Plan of Merger, dated as of December 14, 2005, by and among CorSolutions Medical, Inc., Matria Healthcare, Inc. and Coral Acquisition Corp. (the "Agreement"), the following is the definition of "Working Capital" and the calculation of the Target Working Capital. Capitalized terms not otherwise defined in this Exhibit D shall have the same meaning as such terms do in the Agreement.

"Working Capital" means Current Assets of the Company and its Subsidiaries, less Current Liabilities of the Company and its Subsidiaries, as "Current Assets" and "Current Liabilities" are defined in this Exhibit D. The calculation of Working Capital shall be calculated without regard to Total Deferred Revenue as defined in this Exhibit D. The calculation of Working Capital shall not give effect to the Closing or any of the transactions contemplated by the Agreement.

Current Assets

Current Assets of the Company and its Subsidiaries shall consist of each of the following line items, adjusted in each case to exclude the items set forth under "Exclusions" below:

1. Accounts receivable--net; and

2. Prepaid and other current assets,

in the case of each of the line items set forth above, as determined in accordance with GAAP applied on a basis consistent with the Reference Balance Sheet and the audited consolidated statements of income, stockholders' equity and cash flows for the fiscal year ended December 31, 2004.

Current Liabilities

Current Liabilities of the Company and its Subsidiaries shall consist of each of the following line items, adjusted in each case to exclude the items set forth under "Exclusions" below:

1. Accounts payable;

2. Accrued expenses;

3. Income tax payable; and

4. To the extent determined by Parent, if determinable within forty-five (45) days after the Closing Date at the time of the delivery by Parent of the Closing Date Balance Sheet and Preliminary Working Capital Amount, and agreed to by the Stakeholder Representative, the amount of additional U.S. federal and state income taxes payable for the 2002, 2003 and 2004 tax years related to the correction of the software costs matter set forth in Section 3.11, paragraph 7 of the Company Disclosure Letter.

in the case of each of the line items set forth above, as determined in accordance with GAAP applied on a basis consistent with the Reference Balance Sheet and the audited consolidated statements of income, stockholders' equity and cash flows for the fiscal year ended December 31, 2004. Notwithstanding the Company's proposed treatment in the December 31, 2005 balance sheet of severance obligations to the Company's former CEO in the Company's (as set forth in Section 3.6(a) of the Company Disclosure Letter), for purposes of the calculation of Current Liabilities in the Working Capital calculation, such item shall be treated in a manner that is consistent with the treatment of such items in the September 30, 2005 balance sheet.

Exclusions

Each of Current Assets and Current Liabilities shall expressly exclude each of the following items, which shall not be taken into account in determining Working Capital:

1. Cash and cash equivalents;

2. Deferred tax asset;

3. Indebtedness;

4. Company Transaction Expenses;

5. All "change of control," severance, retention, bonus and similar payments, benefits, obligations and liabilities due to directors, officers, employees or any other person or payable by the Company or any of its Subsidiaries to directors, officers, employees or any other person, and any Tax Benefit relating to such payments, benefits obligations and liabilities, in each case as a result of the transactions contemplated by the Agreement, including, without limitation, as a result of the termination of directors, officers or employees of the Company or any of its Subsidiaries, in connection with, at or after the Closing (whether pursuant to "single trigger" or "double trigger" provisions), and any Tax Benefit relating to such payments, benefits and obligations;

6. Any amounts required to be paid to Ms. Gold or Mr. Cua pursuant to Section
3.7 of the Company Disclosure Letter.

7. Any other payment, obligation or liability that arises as a result of the execution, delivery or performance of the Agreement, the Ancillary Agreements or any of the transactions contemplated thereby, including the consummation of the Merger; and

8. Total Deferred Revenue. Total Deferred Revenue shall consist of all deferred revenue line items, current portion and otherwise, as determined in accordance with GAAP applied on a basis consistent with the Reference Balance Sheet and the audited consolidated statements of income, stockholders' equity and cash flows for the fiscal year ended December 31, 2004.

9. Any amounts payable to employees of the Company in lieu of Options granted or promised to such employees as described in Section 3.4(d)(i) of the Company Disclosure Letter.

10. Any loans made by the Company to employees in order to enable employees to exercise some or all of their vested stock options. Such loans will be made only on terms that provide that such loans will be repaid out of the Initial Merger Consideration to be paid to such employees.

Target Working Capital

The Target Working Capital shall be an amount equal to $8,281,000. Such amount is calculated per the table below and is based on the Company's and its Subsidiaries' Balance Sheet as of September 30, 2005.

TARGET WORKING CAPITAL

CURRENT ASSETS
Accounts receivable - net          $18,958
Prepaid and other current assets     3,052
                                   -------
   Total Current Assets            $22,010

CURRENT LIABILITIES
Accounts payable                   $ 4,955
Accrued Expenses                     8,785
Income Tax Payable                     (11)
                                   -------
   Total Current Liabilities       $13,729
                                   -------
TARGET WORKING CAPITAL             $ 8,281
                                   =======

                                                                       EXHIBIT E
                                                             TO MERGER AGREEMENT

                 MATTERS AS TO WHICH COMPANY COUNSEL WILL OPINE

     1. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware.

     2. The Company has the requisite corporate power and authority to execute and deliver the Agreement and Plan of Merger.

     3. The execution and delivery of the Agreement and Plan of Merger by the Company has been duly authorized by all necessary corporate action on the part of the Company.

----------
* Opinion will be based solely on examination of certificates issued by Delaware Secretary of State.